EXHIBIT 10.1

FOURTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

between

AEROCENTURY CORP.,

as Borrower

THE FINANCIAL INSTITUTIONS PARTIES HERETO

FROM TIME TO TIME,

as Lenders

and

MUFG UNION BANK, N.A.,

as Administrative Agent

May 1, 2020

AeroCentury – Fourth Amended and Restated Loan and Security Agreement

TABLE OF CONTENTS

Page

1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1
Defined Terms
1.2
Accounting Terms
1.3
UCC
1.4
Construction
1.5
USA Patriot Act Notice
1.6
Rounding
1.7
Deliveries
1.8
Division

2. TERM LOAN COMMITMENT

2.1
Term Loans
2.2
Payment of Interest; Interest Rate
2.3
Maximum Rate of Interest
2.4
Fees
2.5
Late Payments
2.6
Prepayment
2.7
Term; Repayment of Loans
2.8
[Reserved]
2.9
Evidence of Loans; Accounting
2.10
Manner of Payment
2.11
Application of Payments
2.12
Use of Proceeds
2.13
All Obligations to Constitute One Obligation
2.14
Authorization to Make Loans
2.15
Authorization to Debit Accounts
2.16
[Reserved]
2.17
Withholding of Taxes
2.18
Restricted Account

3. SECURITY

3.1
Grant of Security Interest
3.2
Priority of Agent’s Security Interest
3.3
Agent’s Rights
3.4
Power of Attorney
3.5
Grant of License to Use Intellectual Property Collateral
3.6
Reinstatement
3.7
Release of Security Interest
3.8
Consent to Disposition of Aircraft 238

4. CONDITIONS PRECEDENT

4.1
Conditions Precedent to Closing
4.2
Covenant To Deliver

5. REPRESENTATIONS AND WARRANTIES

5.1
Corporate Existence; Compliance with Law
5.2
Executive Offices; Corporate or Other Names; Conduct of Business
5.3
Authority; Compliance with Other Agreements and Instruments and Government Regulations
5.4
No Governmental Approvals Required
5.5
Subsidiaries
5.6
Financial Statements
5.7
No Other Liabilities; No Material Adverse Changes
5.8
Title To and Location of Property
5.9
Intellectual Property
5.10
Litigation
5.11
Binding Obligations
5.12
No Default
5.13
ERISA
5.14
Regulation U; Investment Company Act
5.15
Disclosure
5.16
Tax Liability
5.17
Hazardous Materials
5.18
Security Interests
5.19
Insurance
5.20
Leases and Equipment
5.21
Cape Town Convention
5.22
Depreciation Policies
5.23
Swap Contracts
5.24
Eligible Leases
5.25
Preservation of International Interests and Liens
5.26
Solvency
5.27
Anti-Corruption Laws; Sanctions
5.28
Deposit Accounts

6. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

6.1
Payment of Taxes and Other Potential Liens
6.2
Preservation of Existence
6.3
Maintenance of Property
6.4
Maintenance of Insurance
6.5
Compliance with Applicable Law
6.6
Inspection Rights
6.7
Keeping of Records and Books of Account
6.8
Compliance with Agreements
6.9
Use of Proceeds
6.10
Hazardous Materials Laws
6.11
Future Subsidiaries
6.12
Payment of Obligations
6.13
Conduct of Business
6.14
Further Assurances; Schedule Supplements
6.15
Excess Cash
6.16
Subordination of Third Party Fees
6.17
Aviation Asset Disposition
6.18
Placards
6.19
Maintenance of Current Depreciation Policies
6.20
Preservation of International Interests and Liens
6.21
JMC Management Agreement
6.22
Strategic Alternative Milestone
6.23
Maintenance of Collateral; Compliance with the Aviation Assets Requirements
6.24
Maintenance of Records
6.25
Excluded Assets
6.26
PPP Loan

7. NEGATIVE COVENANTS

7.1
Modification of Formation Documents
7.2
Failure to Act/Duty to Act
7.3
Modification of Debt
7.4
Transfers to Restricted Subsidiaries
7.5
Disposition of Property
7.6
Mergers
7.7
Acquisitions
7.8
Distributions
7.9
ERISA
7.10
Change in Nature of Business; Change in Control
7.11
Swap Contracts
7.12
Liens and Negative Pledges
7.13
Indebtedness and Guaranteed Indebtedness
7.14
Transactions with Affiliates
7.15
Subsidiary Indebtedness
7.16
Restricted Subsidiaries
7.17
New Shareholders
7.18
Redemptions; Dividends
7.19
Investments
7.20
Deposit Accounts
7.21
Leases

8. INFORMATION AND REPORTING REQUIREMENTS

8.1
Reports and Notices
8.2
Cash Flow Budget
8.3
Maintenance Expense Report
8.4
Collateral Report
8.5
Maintenance Reserve Liability Report
8.6
Lender Update
8.7
Bank Account Report
8.8
Offers
8.9
Bid Summary Report
8.10
Other Reports

9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1
Events of Default
9.2
Remedies
9.3
Waivers by Borrower
9.4
Proceeds

10. SUCCESSORS AND ASSIGNS

11. DISPUTE RESOLUTION

11.1
Alternative Dispute Resolution Agreement
11.2
No Limitation on Remedies
11.3
Inconsistency

12. MISCELLANEOUS 1

12.1
Complete Agreement
12.2
Reimbursement and Expenses
12.3
Indemnity
12.4
No Waiver
12.5
Severability; Drafting
12.6
Conflict of Terms
12.7
Notices
12.8
Binding Effect; Assignment
12.9
Right of Setoff
12.10 Sharing of Setoffs
12.11 Section Titles
12.12 Counterparts
12.13 Time of the Essence
12.14 GOVERNING LAW; VENUE
12.15 WAIVER OF JURY TRIAL
12.16 Amendments; Consents
12.17 Foreign Lenders and Participants
12.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions
12.19 Disclaimer of Fiduciary Obligations
12.20 Electronic Transmissions.

13. AGENT 1

13.1
Appointment and Authorization and Delegation of Duties
13.2
Lenders’ Credit Decisions
13.3
Agent and Affiliates
13.4
Proportionate Interest in any Collateral
13.5
Action by Agent
13.6
Liability of Agent
13.7
Indemnification
13.8
Successor Agent
13.9
Collateral Matters
13.10 Agent May File Proofs of Claim
13.11 No Obligations of Borrower

14. COMMITMENT COSTS AND RELATED MATTERS. 1

14.1
[Reserved]
14.2
Capital Adequacy
14.3
Federal Reserve System/Wire Transfers
14.4
Assignment of Commitments Under Certain Circumstances; Duty to Mitigate
14.5
Acknowledgement Regarding Any Supported QFCs

15. AMENDMENT AND RESTATEMENT

15.1
Amendment and Restatement of Existing Credit Agreement
15.2
Continuing Obligations
15.3
Calculations

16. FORBEARANCE; GENERAL RELEASE

16.1
Acknowledgement
16.2
Forbearance
16.3
General Release

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INDEX OF SCHEDULES AND EXHIBITS

Schedule A
Term Loan Commitment – Pro Rata Share
Schedule 1.1a
[Reserved]
Schedule 1.1b
Eligible Leases as of the Closing Date
Schedule 1.1c
Equipment
Schedule 1.1d
Excluded Assets
Schedule 1.1e
Material Contracts
Schedule 1.1f
Permitted Indebtedness
Schedule 1.1g
Permitted Liens/Liens of Record
Schedule 1.1h
Schedule of Documents
Schedule 1.1i
[Reserved]
Schedule 5.2
Executive Offices; Corporate or Other Names; Conduct of Business
Schedule 5.7
No Other Liabilities; No Material Adverse Changes
Schedule 5.9
Trade Names
Schedule 5.10
Litigation
Schedule 5.17
Hazardous Materials
Schedule 5.19
Insurance
Schedule 5.22
Depreciation Policies
Schedule 5.28
Deposit Accounts
Schedule 6.4
Insurance as of the Closing Date
Schedule 7.13
Indebtedness and Guaranteed Indebtedness existing on the Closing Date
Schedule 7.19
Investments Existing as of the Closing Date
Schedule 8.3
Form of Maintenance Expense Report
Schedule 8.9
Form of Bid Summary Report

Exhibit A
[Reserved]
Exhibit B
[Reserved]
Exhibit C
Form of Compliance Certificate
Exhibit D
Form of Commitment Assignment and Acceptance
Exhibit E
[Reserved]
Exhibit F
[Reserved]
Exhibit G
[Reserved]
Exhibit H
[Reserved]
Exhibit I
Form of Placard

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FOURTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”), is entered into as of May 1, 2020, between AEROCENTURY CORP., a Delaware corporation (“Borrower”), MUFG UNION BANK, N.A., together with any other Lender hereunder from time to time (collectively, the “Lenders” and individually, a “Lender”), the Lenders, and MUFG UNION BANK, N.A., as administrative agent (in such capacity, “Agent”), effective as of the Closing Date, with reference to the following facts:

RECITALS

Borrower is in the business of purchasing and leasing aircraft and aircraft engines and equipment.

Pursuant to that certain Third Amended and Restated Loan and Security Agreement dated as of February, 2019, (as amended from time to time, the “Existing Credit Agreement”) by and among Borrower, the Lenders, and MUFG Union Bank, N.A., as administrative agent for the Lenders, the Lenders agreed to make available to Borrower a revolving credit facility (the “Existing Loan”), to be used for the purpose of refinancing existing revolving debt, acquiring aircraft and aircraft engines, and supporting Borrower’s working capital needs and general corporate purposes.

The Existing Credit Agreement has been amended by that (i) Forbearance Agreement dated as of October 28, 2019 (as amended, the “Prior Forbearance Agreement”), (ii) First Amendment of Forbearance Agreement and First Amendment to Credit Agreement dated as of November 13, 2019 (the “First Amendment”), (iii) Second Amendment to Credit Agreement and Consent for Sale of Collateral dated as of November 26, 2019 (the “Second Amendment”), (iv) Temporary Waiver and Consent and Third Amendment to Credit Agreement dated as of December 4, 2019 (the “Third Amendment”), (v) Second Amendment to Forbearance Agreement and Fourth Amendment to Credit Agreement dated as of December 12, 2019 (the “Fourth Amendment”), and (vi) Consent to Paycheck Protection Program dated as of April 16, 2020.

Defaults and Events of Default have occurred under the Existing Credit Agreement, which Defaults and Events of Default (collectively, the “Noticed Events of Default”) are specifically identified in the Notice of Default; Reservation of Rights Letters dated as of October 15, 2019, December 3, 2019, January 3, 2020, February 13, 2020, March 16, 2020 and April 7, 2020 and delivered by Agent to Borrower and its Subsidiary guarantors (the “Reservation of Rights Letters”) (such Noticed Events of Default other than that specified in the January 3, 2020 Reservation of Right Letter (which was subsequently cured), collectively, the “Specified Events of Default”).

A Forbearance Termination Event (as defined in the Prior Forbearance Agreement) occurred on December 30, 2019, thereby causing a Forbearance Termination Date (as defined in the Prior Forbearance Agreement) to occur on such date.

As of April 1, 2020, the aggregate principal amount outstanding of the Existing Loan is $83,514,823.64 (which amount does not take into account the capitalized interest for April 2020 to be added to the principal on May 1, 2020).

Additionally, Borrower and MUFG Bank, Ltd., as a Swap Contract Counterparty (“MUFG Bank”), entered into that ISDA 2002 Master Agreement dated as of March 12, 2019 with respect to certain Swap Contracts (the “MUFG Bank Swap Contracts”). Pursuant to the Existing Credit Agreement all of Borrower’s liability and obligations under the MUFG Bank Swap Contracts constitute Lender Hedging Obligations secured by the Collateral. On March 10, 2020, MUFG Bank delivered to Borrower a Notice of Default and Declaration of Early Termination Date of Swap Contracts (the “First ISDA Notice”), notifying Borrower of the election of MUFG Bank (as the nondefaulting party) to designate an Early Termination Date (as defined therein) as a result of an event of default under the ISDA Agreement and close out the transactions outstanding thereunder. On March 12, 2020, MUFG Bank provided Borrower Notice of Early Termination Amount Due dated as of March 12, 2020 (the “Second ISDA Notice” and, together with the First ISDA Notice, the “ISDA Notices”), notifying Borrower of Early Termination Amount (as defined therein) due in the amount of $3,075,267.66 (the “MUFG Bank Swap Termination Value”). Borrower’s obligations and liability to MUFG Bank as described in the ISDA Notices, including the obligation to pay such Early Termination Value, continue to be hereinafter secured by the Collateral.

Borrower has requested that Agent and Lenders amend and restate the Existing Credit Agreement in its entirety (without novation) to grant Borrower a temporary forbearance with respect to the Specified Events of Default referenced in Recital D above and NordLB Specified Event of Default (hereinafter defined), if any, and amend the Existing Credit Agreement pursuant to the terms hereof, including to convert the Existing Loan to a term loan, and make other amendments, all as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Defined Terms

. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Account Control Agreement(s)” means any agreement entered into, in a form satisfactory to Agent, by and among Agent, Borrower or its Subsidiary and a depository bank or other institution in which Borrower or such Subsidiary maintains a deposit account, effective to grant “control” (as defined under the UCC) over such account to Agent.

“Account Debtor” means any Person who is obligated under an Account.

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, including (a) all accounts receivable, payments and pre-payments under Leases, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents or instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

“ACY 15129” means ACY SN 15129 LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, Controls, or is Controlled by or is under common Control with such other Person. For the purpose of this definition, “Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent” or “Administrative Agent” means MUFG Union Bank, N.A. when acting in its capacity as Agent under any of the Loan Documents, or any successor Agent.

“Agreement” means this Fourth Amended and Restated Loan and Security Agreement, as the same may, from time to time, be amended, supplemented, modified or restated.

“Aircraft” means each aircraft purchased by Borrower described in a Mortgage, together with any and all Parts (including Engines) which are either incorporated or installed in or attached to such aircraft’s airframe or required to be subject to the lien and security interest of such Mortgage.

“Aircraft 238” means the Bombardier Aircraft model Dash 8-311 bearing manufacturer’s serial number 238, along with two Engines installed thereon (currently identified as two (2) Pratt & Whitney Canada model PW123 aircraft engines bearing manufacturer’s serial numbers PCE-AE0160 and AE-0164.

“Air Nostrum 1 Aircraft” has the meaning assigned thereto in Section 6.25(c).

“Air Nostrum 1 Borrower” has the meaning assigned thereto in Section 6.25(c).

“Air Nostrum 2 Aircraft” has the meaning assigned thereto in Section 6.25(c).

“Air Nostrum 2 Borrower” has the meaning assigned thereto in Section 6.25(c).

“Air Nostrum Aircraft” has the meaning assigned thereto in Section 6.25(c).

“Air Nostrum Borrower” has the meaning assigned thereto in Section 6.25(c).

“Alternative Dispute Resolution Agreement” means one or more Alternative Dispute Resolution Agreement(s) executed by Agent, each Lender, Borrower and, if applicable, Subsidiary, in connection with the Loans.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Base Rate” means the percentage as calculated in Section 2.2.1(a).

“Applicable Base Rate Cash Margin” means (a) with respect to the Initial Period, zero percent (0.00%), and (b) with respect to any other period after the end of the Initial Period, one percent (1.00%).

“Applicable Base Rate Margin” means, for any period, the sum of (a) the Applicable Base Rate Cash Margin for such period and (b) the Applicable Base Rate PIK Margin for such period.

“Applicable Base Rate PIK Margin” means (a) with respect to the Initial Period, five and a quarter percent (5.25%), and (b) with respect to any other period after the end of the Initial Period, four and a quarter percent (4.25%).

“Applicable Law” means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it or its properties are bound.

“Appraisal” means (i) a desktop appraisal providing appraisal for base values, market values, maintenance adjusted base values, maintenance adjusted current market values, 180-day orderly liquidation values (for Off-Lease aircraft only) and lease-adjusted current market values, or (i) if a Default exists, such other type of appraisal (e.g., extended desktop, visual inspection) as shall be required by Agent, of an item of Equipment or Excluded Asset to determine the appraised value thereof, performed by an Appraiser retained by Agent on behalf of the Lenders.

“Appraiser” means ICF SH&E, Inc., AVITAS or any other independent appraiser selected by Agent.

“APU” means, whether or not installed on an airframe, the auxiliary power unit of the manufacture and model described in any Mortgage, together with any and all modules and Parts which are either incorporated or installed from time to time in or attached to such APU.

“Assets” means all of Borrower’s assets and property, whether now existing or owned or hereafter created or acquired, and wherever located, including, but not limited to:

all accounts, chattel paper (including tangible and electronic chattel paper), contract rights, deposit accounts, documents (including negotiable documents), equipment (including the Equipment and all accessions and additions thereto, including at any time all Propellers, APUs and Landing Gear, and all parts, components, equipment, instruments, appliances, avionics, radio and radar devices, cargo handling systems and loose equipment that are at such time incorporated or installed in or attached thereto or to an Aircraft or Engine), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), leases, letter of credit rights, money, and all of Borrower’s Books and Records with respect to any of the foregoing, and the computers and equipment containing said Books and Records;

all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Agent to sue in its own name and/or in the name of the Borrower for past, present and future infringements of copyright;

all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Agent to sue in its own name and/or in the name of the Borrower for past, present and future infringements of trademark;

all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Borrower is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Borrower and/or in the name of Agent for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

“Authorized Signatory” means (i) with respect to any Compliance Certificates delivered to Agent hereunder, (a) the chief executive officer, (b) the president, or (c) the chief financial officer or deputy financial officer, in each case of Borrower, and (ii) with respect to all other documents required to be executed by Borrower and delivered to Agent and/or Lenders hereunder, each of the foregoing persons or such other senior personnel of Borrower as may be duly authorized and designated in writing by Borrower to execute documents, agreements, and instruments on behalf of Borrower and to pledge Borrower’s real and personal property.

“Aviation Asset Disposition” has the meaning assigned thereto in Section 6.17.

“Aviation Asset Requirements” means, at any time, an item of Equipment that meets the following criteria:

the purchase price of which has been paid in full and it is not subject to any other financing;

as to which an Equipment Owner or Lessor has good and marketable title, and on which Agent has a fully perfected first priority Lien and which is not subject to any other Lien other than Permitted Liens;

as to which, if owned by Owner Trustee, the Borrower shall have executed and delivered to Agent a Beneficial Interest Pledge Agreement covering, among other things, the Borrower’s Beneficial Interest in the owner trust which owns such item(s) of Equipment and/or Lease, and as to which the Owner Trustee shall have executed and delivered to Agent an (x) Owner Trustee Mortgage covering, among other things, such items of Equipment and/or Lease, (y) a Trust Agreement and (z) an Owner Trustee Guaranty;

as to which the Equipment Owner or Lessor shall have executed and delivered to Agent and/or filed (i) a Mortgage covering, among other things, such items of Equipment and/or Lease and (ii) the other documentation required in respect of Equipment;

with respect to items of Equipment, it has not suffered an Event of Loss, it is being used solely for lawful purposes and in the ordinary course of business of the Equipment Owner;

in the case of Equipment subject to Lease, it is insured against loss by either the Equipment Owner or the Lessee in accordance with this Agreement and industry practice; and

the requirements set forth in Sections 4.1.2 and 4.1.3.

“Aviation Authority” means the FAA, the Joint Airworthiness Authorities of the European Union /European Aviation Safety Agency and/or any other Governmental Authority which, from time to time, has control or supervision of civil aviation or has jurisdiction over the airworthiness, operation and/or maintenance of an item of Equipment.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Account Report” has the meaning assigned thereto in Section 8.7.

“Bankruptcy Code” means the Bankruptcy Code (11 U.S.C. Sections 101 et seq.).

“Base Rate” means the highest of (i) the rate of interest most recently announced by Agent as to its U.S. dollar “Reference Rate”, (ii) the Federal Funds Rate plus one-half of one percent (0.50%); and (iii) three and a quarter percent (3.25%).

“Base Rate Interest Payment Date” shall have the meaning assigned thereto in Section 2.2.1(a)(i).

“Base Rate Loan” means a Term Loan made pursuant to this Agreement.

“Beneficial Interest” means a beneficial interest in a trust which owns one or more items of Equipment.

“Beneficial Interest Pledge Agreement” means a Beneficial Interest Pledge Agreement, to be entered into among Borrower, Owner Trustee, and Agent, whereby Borrower pledges to Agent, as security for certain obligations under this Agreement, all of the beneficial interest of Borrower, as beneficial owner under a particular Trust Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, accounting books and records, Financial Statements (actual and pro forma), and filings with Governmental Authorities.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cape Town Convention” means the official English language texts of the “Convention on International Interests in Mobile Equipment” and the “Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment”, both of which were signed in Cape Town, South Africa on November 16, 2001, and including the Regulations for the International Registry and the Procedures for the International Registry, as promulgated thereunder.

“Cape Town Eligible Lease” means those certain Leases which create International Interests under the Cape Town Convention.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

Government Securities due within one year after the date of the making of the Investment;

readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year from the making of the Investment;

certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any bank incorporated under the Applicable Law of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

certificates of deposit issued by, bank deposits in, Eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by Lender or any branch or office located in the United States of America of a bank incorporated under the Applicable Law of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within ninety (90) days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Applicable Law of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P 1 by Moody’s Investors Service, Inc. or A 1 by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case due within one year after the date of the making of the Investment;

“money market preferred stock” issued by a corporation incorporated under the Applicable Law of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), in each case having an investment period not exceeding fifty (50) days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by Lender or a bank described in clauses (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed $15,000,000;

a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.); and

corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Applicable Law of the United States of America, or a participation interest therein; provided that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least AA by Moody’s Investors Service, Inc. and AA by Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.

“Cash Interest” means the Cash portion of the interest that is due and payable pursuant to the terms hereof.

“Cash Flow Budget” has the meaning assigned thereto in Section 8.2.

“Cash Flow Variance Report” has the meaning assigned thereto in Section 8.2.

“Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d 3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 20% or more of the ownership interests in Borrower, (b) Borrower consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Borrower, in either event pursuant to a transaction in which the ownership interests in Borrower are changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 20% or more of ownership interests in Borrower or that the Persons who were the holders of ownership interests in Borrower immediately prior to the transaction hold less than 80% of the interests of the surviving entity after the transaction, (c) any change in an executive officer of Borrower (provided no change in control shall occur upon the death or incapacitation of an executive officer), or (d) a “change in control” as defined in any document governing Indebtedness of Borrower which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. For purposes of the foregoing, the term “Unrelated Person” means any Person other than (i) any Affiliate of any thereof and members of the immediate family of any thereof, (ii) a Subsidiary of Borrower or (iii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) the ownership or use of any assets by Borrower, or (e) any other aspect of Borrower’s business.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, but excluding Leases.

“Claim” means any and all suits, actions, or proceedings in any court or forum, at law, in equity or otherwise; costs, fines, deficiencies, or penalties; asserted claims or demands by any Person; arbitration demands, proceedings or awards; damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of collection, defense or appeal); enforcement of rights and remedies; or criminal, civil or regulatory investigations.

“Closing Date” means the time and Business Day on which the conditions set forth in Section 4.1 are satisfied or waived.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Documents” means, collectively, all of those documents set forth in Section 3.1, including without limitation the following and any agreements, documents, and instruments executed, filed or registered in connection therewith: this Agreement, to the extent it constitutes a security agreement, the Mortgage, the Owner Trustee Mortgage, any Security Agreement, UCC financing statements, a Beneficial Interest Pledge Agreement (if any), an Owner Trustee Guaranty (if any), and such other agreements, pledges and security instruments, and all amendments thereto, instruments and documents as Agent may reasonably require pursuant to this Agreement.

“Commitment Assignment and Acceptance” means a commitment assignment and acceptance substantially in the form of Exhibit D.

“Compliance Certificate” means a Compliance Certificate in the form attached hereto as Exhibit C signed by an Authorized Signatory.

“Contract” means, individually and collectively, all contracts, leases, undertakings, and agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Contracting State” shall have the meaning given to such term under Article 4 of the Cape Town Convention.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its property is bound.

“Credit Facility” means the term loan provided hereunder in respect of the Term Loans.

“Custodial Agreement” means an agreement pursuant to which a Person is acting as custodian for Borrower with respect to original “chattel paper” or such other documents as may be addressed under such agreement.

“Custodian” means any custodian under the Custodial Agreement.

“Debt Instrument” has the meaning assigned thereto in Section 9.1.14.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means a Lender which (a) fails to fund any amounts due from such Lender to Agent, another Lender or Borrower under this Agreement within one (1) Business Day following written notice by the Agent of such failure to fund, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, provided such Lender shall cease to be a “Defaulting Lender” immediately upon the cure of such failure to fund, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other similar Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Rate” means, for the Initial Period or any period thereafter, a per annum default rate equal to the Applicable Base Rate for such period, plus two percent (2.0%) (whereby the Applicable Base Rate Cash Margin is increased by 2.0%).

“Deferred Interest” has the meaning assigned thereto in Section 2.2.1(d).

“Disposition” has the meaning assigned thereto in Section 7.5.

“Dispute” has the meaning assigned thereto in Section 11.1.

“Distribution” means, with respect to any shares of capital stock or membership interests or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under Applicable Law with respect to such security.

“Documents” means all “documents,” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Dollars” means lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means (a) another Lender (other than any Defaulting Lender), (b) with respect to any Lender, any Affiliate of that Lender (other than any Defaulting Lender), (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under Credit Facility substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of Tax on interest and deliver the documents related thereto pursuant to Section 12.17.

“Eligible Lease” shall mean a lease for Equipment to an unaffiliated Person in which:

(a)           Borrower is the lessor of the Equipment;

(b)           the lease arose in the ordinary course of business of Borrower;

(c)           the Equipment has been delivered to the Lessee (subject to the last sentence of this definition) and is currently subject to the lease;

(d)           neither the lease nor the Equipment is subject to any currently outstanding assignment, claim, lien, security interest or other limitation on the absolute title of Borrower;

(e)           the lease payments and maintenance reserves are not more than ten (10) days past due with respect to any payment required thereby (for clarity, the requirement in this clause (n) does not apply to the Specified Leases);

(f)           the lease is freely assignable by the Lessor (with any notices or consents required in connection therewith having been previously obtained, and subject to any lease requirements concerning the net worth of the assignee or restriction regarding assignment to a lessee’s competitor) and prohibits assignment in whole or in part by the Lessee thereof without the prior written consent of Lessor;

(g)           the lease and the Equipment being leased constitute Collateral;

(h)           the remaining lease term at the time of entry into the pool of the Collateral is for a period of ten years or less;

(i)           it is a triple net contract and with respect to which the Lessee thereunder is responsible for all payments in connection therewith, including, but not limited to, payment of all Taxes (including sales and use Taxes), insurance and maintenance expenses (or payment of maintenance reserves in lieu thereof) and all other expenses pertaining to the assets subject thereto;

it is a non-cancelable lease and provides that the Lessee’s obligations thereunder are absolute and unconditional and which obligations are not, either pursuant to the terms of such Lease or otherwise, subject to contingencies, defense, deduction, set-off, reduction, claim or counterclaim of any kind whatsoever and as to which no defenses, deductions, set offs, reductions, claims or counterclaims exist or have been asserted by the Lessee or anyone on its behalf and the Borrower has no obligations thereunder, including, without limitation, any service or maintenance of the related Equipment, other than the obligation to sell, lease or finance the Equipment and grant a covenant of quiet enjoyment to such Lessee; provided, however, that (i) in the case of leases with terms of less than twelve months in which Borrower may be responsible for maintenance and (ii) Borrower may assume the obligation to pay some or all of the cost of engine overhaul, airworthiness directives or manufacturer or government ordered modifications required during the term of the Lease, so long as the Lease states that such obligation is solely that of Borrower and imposes no obligation on the Lenders, in their capacity as lenders to Borrower, and Lessee’s only remedy for breach of the obligation is an independent action against Borrower as Lessor, and Lessee waives any and all right to offset such obligation against lease payments owed Borrower;

the Lessee is not a resident of, and the Equipment will not be subject to the laws of any, foreign jurisdiction in which, in the sole determination of Agent, the ability of Agent to perfect a first priority security interest in the Equipment is unsatisfactory or the ability of Agent to foreclose upon the Equipment and receive possession to or sell said Equipment is unsatisfactory;

with respect to which the Borrower’s Books and Records are accurate, complete and genuine;

it requires the Lessee to comply with all maintenance, return, alteration, replacement, pooling and sublease conditions as typically found in leases for similar types of aircraft, engines or equipment and as necessary to maintain at all times the airworthiness certification and serviceability status of the related Equipment pursuant to all applicable governmental and regulatory requirements;

it requires the Lessee to provide liability insurance, all risk ground and flight coverage for damage or loss of the related Equipment, and war risk insurance (if applicable), and with respect to which Agent is named as loss payee;

it requires the Lessee to provide confiscation and expropriation insurance, with deductibles that are acceptable to Agent, for Equipment operated (x) on routes with respect to which it is customary for air carriers flying comparable routes to carry such insurance or (y) in any area designated by companies providing such coverage as a recognized or threatened war zone or area of hostilities or an area where there is a substantial risk of confiscation or expropriation, unless Agent has confirmed in writing to the Borrower that, based on Agent’s assessment of the credit quality of the Lessee and Lessee’s ability to self-insure against such risk and Agent’s assessment of the magnitude of the risk of such loss based on its conclusion regarding the government having jurisdiction over the collateral, such insurance is not necessary;

the Lessee is not based in, and the Lease requires that the related Equipment not be operated in, unless appropriate insurance as determined by Agent is obtained, any country or any jurisdiction, that would not be covered by or would void any insurance coverage required hereunder, or any country which is subject to any United States, the European Union or United Nations sanctions or the lease to which would violate United States law, rule or regulation or other restrictions;

the sole original of which is in the possession of Agent or Custodian, or, with respect to chattel paper, if there shall be more than one original, then the sole counterpart which shall constitute “chattel paper” for purposes of perfection by possession under the UCC shall be in the possession of Agent or its designee; and

the Lessee under which is not a Subsidiary, employee, agent or other Affiliate of the Borrower;

provided, that all of the leases set forth on Schedule 1.1b as of the Closing Date are Eligible Leases except as otherwise provided on such Schedule.

“Enforcement Actions” means the exercise by Agent and the Lenders at any time of their rights and remedies and to commence enforcement, litigation and collection actions under the Existing Credit Agreement, this Agreement, the other Loan Documents and applicable law, including to set off funds and to declare to be immediately due and payable the principal amount of the Loans now outstanding, all accrued interest, fees and the other obligations of Borrower accrued under the Existing Credit Agreement, this Agreement and the other Loan Documents, other than as described in the last sentence of Section 9.2.1 of the Existing Credit Agreement and this Agreement commencing with the word “provided” (but, for clarity, the right to apply the Default Rate to the Loans is excluded from the definition of Enforcement Action).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters

“Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, costs and expenses that relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of any Hazardous Material.

“Engine” means each engine described in any Mortgage (each of which has 550 or more rated takeoff horsepower or the equivalent of such horsepower), together with any and all Parts which are either incorporated or installed in or attached to such engine or required to be subject to the lien and security interest of such Mortgage.

“Equipment” means new and used regional Aircraft, including the attached Engines thereto and new and used Leased Spare Engines, set forth in Schedule 1.1c except as otherwise provided therein.

“Equipment Owner” means the Borrower or Owner Trustee.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a “controlled group of corporations,” a group of trades or businesses under “common control,” or an “affiliated service group,” which includes Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986.

“E-System” shall mean any electronic system and any other internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 9.1 and, unless otherwise specifically noted, shall include the Specified Events of Default.

“Event of Loss” means:

if an item of Equipment is not subject to a Lease, any of the following events:

the actual or constructive total loss of such item of Equipment or the agreed or compromised total loss of such item of Equipment;

its destruction, damage beyond economic repair or being rendered permanently unfit for normal use for any reason whatsoever; and

any capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking for use or of title to, such item of Equipment, in each case, that shall have resulted in the loss of possession or title of such item of Equipment by the Lessor (other than a requisition for use for not more than one hundred eighty (180) days by the United States Government), or if an item of Equipment is subject to a Lease, any events defined as an “Event of Loss,” “Casualty Occurrence” or similar term in such Lease.

For purposes of this Agreement, the date that an Event of Loss is deemed to have occurred shall be as follows:

if an item of Equipment is not subject to a Lease,

(x) in the event of an actual loss of such item of Equipment, on the date of such loss;

(y) in the event of damage which results in a constructive or compromised or arranged total loss of such item of Equipment, on the date of the event giving rise to such damage;

(z) in the case of an Event of Loss referred to in clause (a)(ii) above, on the date of the occurrence of such event, or if an item of Equipment is subject to a Lease, at such times as are set forth in such Lease of such item of Equipment for the foregoing events.

In no event will the Event of Loss date be later than the earlier to occur of (i) the Borrower’s or Agent’s (as applicable) receipt of insurance proceeds in respect of such Equipment or (ii) the date that is ninety (90) days after the date of such loss, damage or destruction.

“Excess Cash” means, as the date of determination, if a positive number, the amount of the Unrestricted Cash as of such date minus $1,000,000.00.

“Excess Proceeds” has the meaning set forth in Section 6.25.

“Excluded Assets” means the Aircraft and associated Engines set forth on Schedule 1.1d while pledged as collateral for the Permitted Excluded Subsidiary Financing.

“Excluded Subsidiaries” means, so long as each such Person’s debt under the Excluded Subsidiary Facility is outstanding, ACY SN 19002 Limited, a company organized under the laws of the United Kingdom, ACY SN 19003 Limited, a company organized under the laws of the United Kingdom, and ACY E-175 LLC, a Delaware limited liability company.

“Excluded Subsidiary Facility” means a term loan facility extended by NordLB to one or more Excluded Subsidiaries in the aggregate current principal amount of $30,033,489, secured by the Excluded Assets.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of any Swap Obligation if, and to the extent that, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Term Loan Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Exclusivity Milestone” has the meaning assigned thereto in Section 6.22(b).

“Existing Credit Agreement” has the meaning assigned thereto in the Recitals.

“Existing Loan” has the meaning assigned thereto in Recital B.

“Existing Mortgage” means that certain Mortgage and Security Agreement dated as of April 28, 2010, as amended and restated by that Amended and Restated Mortgage and Security Agreement dated as of June 17, 2013, Second Amended and Restated Mortgage and Security Agreement dated as of May 30, 2014, Third Amended and Restated Mortgage and Security Agreement dated as of February 19, 2019, made by Borrower in favor of Agent, and each mortgage supplement for each of the foregoing.

“FAA” means the Federal Aviation Administration or any Governmental Authority succeeding to the functions thereof.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”. If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”. If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Field Examination” means an inspection and/or audit of the Borrower, which Field Examination may be conducted at Agent’s direction by Agent and any of its officers, employees, and agents. The Field Examination may include, without limitation, the review, audit, Appraisal, physical verification, and such other reviews of the Equipment and Borrower’s Books and Records in connection therewith as shall be deemed appropriate by Agent in its sole discretion.

“Financial Advisor/Consultant” has the meaning assigned thereto in Section 4.1.11.

“Financial Statements” means the income statement, balance sheet and statement of cash flows of Borrower and its Subsidiaries, internally prepared for each Fiscal Quarter and audited for each Fiscal Year, in each case prepared in accordance with GAAP including the notes and schedules thereto.

“First Amendment” has the meaning assigned thereto in Recital C.

“First ISDA Notice” has the meaning assigned thereto in Recital G.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, specifically ending March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means the twelve (12) month fiscal period of Borrower ending December 31 of each year. Subsequent changes of the Fiscal Year of Borrower shall not change the term “Fiscal Year” unless Agent shall consent in writing to such change.

"Forbearance Period" has the meaning assigned thereto in Section 16.2.1.

"Forbearance Termination Date" has the meaning assigned thereto in Section 16.2.1.

"Forbearance Termination Event" has the meaning assigned thereto in Section 16.2.1.

"Foreign Lender" means a Lender that is resident or organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fourth Amendment” has the meaning assigned thereto in Recital C.

“Funded Debt” shall mean, as of the last day of any Fiscal Quarter, all indebtedness, liabilities, and obligations for which Borrower has recourse liability, now existing or hereafter arising, for money borrowed by Borrower or a Subsidiary whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any indebtedness for money borrowed from an Affiliate), as determined in accordance with GAAP, consistently applied.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, including any Aviation Authority, or (c) any court or administrative tribunal of competent jurisdiction.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Guaranteed Indebtedness” means, with respect to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any “Guaranteed Indebtedness” at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor” means the obligor under a Guaranty.

"Guaranty" means a Subsidiary Guaranty, Owner Trustee Guaranty or any other any other instrument of guaranty executed by any Person, in form and substance satisfactory to Agent, with respect to the Obligations; in each case either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Hazardous Material” means any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by any Governmental Authority, or forms the bases of liability now or hereafter under, any Environmental Law in any jurisdiction in which Borrower has owned, leased, or operated real property or disposed of hazardous materials.

“Immaterial Subsidiary” means (i) JFC, (ii) ACY 15129, and (iii) any such other Subsidiary as designated in writing by the Agent in its sole discretion, so long as such Subsidiary in any of the forgoing clauses (i) through (iii) does not (1) own any Assets; (2) have any liabilities or (3) generate any revenue, except that JFC may have the JFC Obligations and generate or hold enough funds to pay the JFC Obligations.

“Indebtedness” means: (a) with respect to Borrower, the Obligations; (b) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by Borrower (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations; (f) all Guaranteed Indebtedness; (g) all Indebtedness referred to in clauses (b), (c), (d), (e) or (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all liabilities under Title IV of ERISA; (i) the net present value of the non-cancelable payments owed by Borrower as lessee under any lease which is qualified as an operating lease in accordance with GAAP for engines, aircraft and engine parts, using a 10% discount rate; (j) all Swap Obligations, and (k) all obligations with respect to deposits or maintenance reserves to the extent not supported by cash reserved specifically therefor; provided, however, that the term Indebtedness shall not include trade accounts payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered.

“Indemnified Person” means Agent and each Lender and each of the foregoing parties’ respective Affiliates and their officers, directors, employees, agents and advisors.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Period” means the period from the Closing Date through June 30, 2020.

“Instruments” means all “instruments,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, wherever located, including all certificated securities and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means all of the following now owned or hereafter acquired by Borrower: (a) patents, trademarks, trade dress, trade names, service marks, copyrights, trade secrets and all other intellectual property or Licenses thereof; and (b) all Proceeds of the foregoing.

“Interest Payment Date” means, as to any Base Rate Loan, the Base Rate Interest Payment Date for such Base Rate Loan.

“International Interest” shall have the meaning given to such term in the Cape Town Convention.

“International Registry” shall have the meaning given to such term in the Cape Town Convention.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“ISDA Notices” has the meaning assigned thereto in Recital G.

“JFC” means JetFleet Canada, a company organized under the laws of Canada, which is a Subsidiary of JMC.

“JFC Bank Account” means the bank account in the name of JFC in Canada as long as it does not, at any one time, hold funds in excess of the amount necessary to pay the JFC Obligations.

“JFC Obligations” means ordinary course obligations of JFC for (i) one (1) technical employee employed by it as of the Closing Date and while the employment thereof continues thereafter, (ii) other minimal cost related to maintaining the JFC Bank Account and tax filing and reporting obligations, and (iii) such other de minimis expenses necessary to maintain its corporate existence.

“JHC” means JetFleet Holding Corp., a California corporation.

“JMC” means JetFleet Management Corp., a California corporation.

“JMC Management Agreement” means that certain Second Amended and Restated Management Agreement between Borrower and JMC entered into as of August 17, 2015, as amended, or any successor agreement thereto.

“JMC Subordination Agreement” means that certain Amended and Restated Subordination Agreement (Management Agreement), dated as of December 20, 2017, entered into by and among Borrower, JMC and Agent with respect to the JMC Management Agreement, as such agreement may be amended or restated from time to time.

“Landing Gear” means, whether or not installed on an airframe, each landing gear, (nose gear and main gear), together with any and all modules and Parts which are either incorporated or installed from time to time in or attached to such Landing Gear.

“Late Payments” has the meaning assigned thereto in Section 2.5.

“Lease” means, with respect to an item of Equipment, any written lease agreement, general terms agreement other similar arrangement, as may be in effect between a Lessor, including an Equipment Owner, and a Lessee, as such agreement or arrangement may be amended, modified, extended, supplemented, assigned or novated from time to time in accordance with the terms thereof and the Loan Documents.

“Lease Event of Default” means, for any Lease other than the Leases as of the Closing Date with Silverstone Air Services, Skyward Express Limited and Croatia Airlines of Aircraft bearing manufacturer’s serial numbers 406, 407, 4205 and 4211 (the “Specified Leases”), respectively, the occurrence of any of the following:

(a)           The termination of such Lease prior to the date such Lease is scheduled to expire in accordance with its terms;

(b)           A default by the Lessee under such Lease in the payment of any installment of rent or a maintenance reserve amount that continues for ten (10) days or more.

(b)           A default under such Lease other than that described in clause (b) above which, through the passage of time or otherwise, has become an “event of default” (however denominated) under such Lease that gives rise to the right to terminate such Lease.

(d)           Any amendment of such Lease not in compliance with Section 7.21 hereof.

“Leased Spare Engine” means an Engine that is not attached to an airframe and leased by Lessor to Lessee as a standalone engine for installation on an airframe or as a spare.

“Lender” means each Lender named in Schedule A and each other party that may be named a “Lender” under this Agreement.

“Lender Hedging Obligations” means all liability and obligations arising from time to time pursuant to the Swap Contracts (including the Swap Termination Value thereof) entered into between Borrower and a Swap Contract Counterparty in connection with the Existing Loan and, if approved in writing by Agent in its sole and absolute direction, the Term Loans; provided that, with respect to any Swap Contract for the Term Loans, if such Swap Contract Counterparty ceases to be the Agent, a Lender hereunder or an Affiliate of either of them, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Swap Contract Counterparty was the Agent, a Lender hereunder or an Affiliate of either of them pursuant to any Swap Contract. For clarity, the Lender Hedging Obligations shall be deemed to include MUFG Bank Lender Hedging Obligations.

“Lenders’ Consultant” the financial advisor or consultant retained by or on behalf of Agent and/or the Lenders in connection with their respective rights under the Loan Documents.

“Lessee” means the lessee of Equipment subject to a Lease.

“Lessee Letter” shall mean a letter in the form acceptable to Agent signed by Borrower, as Lessor, directing the Lessee under the applicable Lease to make payments under such Lease as directed by Agent upon the election of the Requisite Lenders.

“Lessor” means any Equipment Owner party to a Lease as lessor.

“License” means any license under any written agreement now owned or hereafter acquired by Borrower granting the right to use any Intellectual Property or other license of rights or interests now held or hereafter acquired by Borrower.

“Lien” means, with respect to any property, any security deed, mortgage, deed to secure debt, deed of trust, lien, pledge, assignment, charge, security interest, title retention agreement, negative pledge, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Documents” means collectively, this Agreement, the Notes, any Guaranty, the Collateral Documents, and any and all other agreements (including subordination agreements), documents, or instruments (including financing statements) entered into in connection with the transactions contemplated by this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

“Loans” means all loans and advances made by Lenders to or for the benefit of Borrower under this Agreement or under any of the Loan Documents.

“LOI” has the meaning assigned thereto in Section 6.22(a).

“Maintenance Expense Report” has the meaning assigned thereto in Section 8.3.

“Maintenance Reserve Balance” has the meaning assigned thereto in Section 8.5.

“Maintenance Reserve Liability Report” has the meaning assigned thereto in Section 8.5.

“Marketed Aircraft” shall mean the Aircraft bearing manufacturer serial numbers 15128, 15207 and 15215, respectively.

“Master Agreement” means Master Agreement as defined in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, property, assets, operations or condition (financial or otherwise) of Borrower, (b) the ability of Borrower to pay or perform in accordance with the terms of any of the Loan Documents taken as a whole, or (c) the rights and remedies of Agent or any Lender under any of the Loan Documents.

“Material Contracts” means those instruments, agreements and contracts set forth on Schedule 1.1e hereto, as such schedule shall be updated by the Borrower from time to time.

“Maturity Date” means March 31, 2021.

“Mortgage” means each Mortgage and Security Agreement (including the Existing Mortgage) and any mortgage supplement thereto or each such other security instrument required by Applicable Law, made by Borrower in favor of Agent as security for certain obligations under this Agreement.

“MUFG Bank” has the meaning assigned thereto in Recital G.

“MUFG Bank Lender Hedging Obligations” means the Lender Hedging Obligations of Borrower arising out of the MUFG Bank Swap Contracts, including the obligation to pay the MUFG Bank Swap Termination Value and the interest amount thereon as reflected in the Second ISDA Notice.

“MUFG Bank Swap Contracts” has the meaning assigned thereto in Recital G.

“MUFG Bank Swap Termination Value” has the meaning assigned thereto in Recital G.

“Negative Pledge” means a Contractual Obligation which contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien; (b) any such covenant that does not apply to Liens securing the Obligations; and (c) customary permitted junior Liens to be agreed upon by Borrower and Lender.

“Net Cash Proceeds” means, with respect to any Aviation Asset Disposition, the gross cash proceeds received from such Aviation Asset Disposition, net of (i) transaction costs (consisting of customary commissions, reasonable legal fees, and expenses associated therewith) incurred in connection with such Aviation Asset Disposition and (ii) maintenance reserve liability and security deposit liability, in each case of Borrower, associated with such aircraft and due and payable as part of the closing of such Aviation Asset Disposition.

“Non-Recourse Debt” shall mean Indebtedness for which the remedy for nonpayment or non-performance of any obligation or any default in respect thereof is limited to specified collateral securing such indebtedness and in respect of which the Borrower is not subject to any personal liability except to the extent agreed to by Agent in its sole discretion.

“NordLB” means, individually or collectively (as the context may require), Norddeutsche Landesbank Girozentrale, New York Branch, any “participant” party thereto and the security trustee under the Excluded Subsidiary Facility (and such parties’ respective successors and assigns).

“NordLB Specified Event of Default” means any Event of Default arising from a default or event of default under the Excluded Subsidiary Facility excluding, however, (i) any such default or event of default if NordLB commences to exercise remedies (or any such remedies are exercised on behalf of NordLB) thereunder or (ii) an event of default arising from Section 4.02(g) of security agreement under the Excluded Subsidiary Facility that states as follows:

[4.02] (g) at any time either (i) the commencement of an involuntary case or other proceeding in respect of a Borrower Party under bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law in England or the United States seeking the appointment of a receiver, liquidator, assignee, Irish law examiner, custodian, trustee, sequestrator (or similar official) of such Borrower Party or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of 30 consecutive days; or (ii) such commencement by such Borrower Party of a voluntary case or proceeding under bankruptcy laws, as now constituted or hereafter amended, or any other applicable bankruptcy, insolvency or other similar law in the United States or the consent by such Borrower Party to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) of such Borrower Party for all or substantially all of its property, or the making by such Borrower Party of any assignment for the benefit of the creditors of such Borrower Party, or such Borrower Party shall take any action to authorize any of the foregoing; or (iii) such Borrower Party has or suffers to be appointed any examiner, administrator, administrative receiver, receiver, liquidator, trustee or similar officer of all or a substantial part of its assets and such appointment is not dismissed for a period of 30 consecutive days;

“Note” means any note, including any Term Note, executed and delivered by Borrower to any Lender, as applicable, under this Agreement, and “Notes” means collectively all such notes executed and delivered by Borrower to each Lender under this Agreement.

“Noticed Events of Default” has the meaning assigned thereto in Recital D.

“Obligations” means all (a)  loans, advances, debts, expenses reimbursements, fees, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to any Lender or Agent of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under or in connection with this Agreement or any of the other Loan Documents, and all covenants and duties regarding such amounts, and (b) the Lender Hedging Obligations. The term “Obligations” includes all principal, interest (including interest that accrues after the commencement of any case or proceeding under any Debtor Relief Law by or against Borrower or any Affiliate thereof), fees, Charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents, and all principal and interest due in respect of the Loans; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligation of such Guarantor.

“Off-Lease” means when Equipment is either (i) not subject to a valid Lease or (ii) is subject to a valid Lease but where a required rent or reserve payment due from Lessee is ninety (90) days past due or the Lessee is otherwise in default thereunder.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Owner Trustee” means bank or trust company reasonably satisfactory to Agent acting as trustee of an aircraft owner trust under a Trust Agreement with Borrower as the beneficiary.

“Owner Trustee Guaranty” means an Owner Trustee Guaranty made by Owner Trustee in favor of Agent, as security for certain obligations under this Agreement, and guaranteeing Owner Trustee’s performance of the obligations under the respective Owner Trustee Mortgage.

“Owner Trustee Mortgage” means a Mortgage and Security Agreement made by Owner Trustee in favor of Agent with respect to a Trust Agreement (in connection with certain Equipment), as security for certain obligations under this Agreement.

“Participant” has the meaning assigned thereto in Section 12.8.5.

“Participant Register” has the meaning assigned thereto in Section 12.8.5.

“Parts” means, at any time, all parts, components, equipment, instruments, appliances, avionics, radio and radar devices, cargo handling systems and loose equipment that are at such time incorporated or installed in or attached to an airframe, Engine, Propeller, APU or Landing Gear.

“Patriot Act” has the meaning assigned thereto in Section 1.5.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Excluded Subsidiary Financing” means the financing provided to the Excluded Subsidiaries under the Excluded Subsidiary Facility, which is Non-Recourse Debt with respect to Borrower or to any Subsidiary other than Excluded Subsidiaries.

“Permitted Indebtedness” means, as applied to Borrower, (a) Indebtedness of Borrower under this Agreement and the Notes, (b) Indebtedness incurred in the ordinary course of Borrower’s business which is unsecured and does not constitute Funded Debt, (c) Indebtedness existing as of the Closing Date and included on Schedule 1.1f hereto, including the Permitted Excluded Subsidiary Financing and (d) the PPP Loan so long as the PPP Loan remains an unsecured Indebtedness, qualifies for loan forgiveness under the CARES Act pursuant to the PPP Loan Forgiveness Requirements within the time prescribed thereunder, and Borrower and Subsidiary Guarantors comply with Section 6.26.

“Permitted Liens” means, as applied to Borrower: (a) Liens securing Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, repairmen, warehousemen, or landlords or other like Liens, but which (1) have been bonded, or (2) which are being contested in good faith by appropriate proceedings and for which Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, or similar legislation; (c) Liens constituting encumbrances in the nature of zoning restrictions, easements, and rights of way or restrictions of record on use of real property which, in the reasonable judgment of Agent, do not materially detract from the value of such property or impair the use thereof in the business of Borrower; (d) Liens of record set forth in Schedule 1.1g; (e) Liens created under the Loan Documents; (f) the rights of any Lessee or sublessee under any Lease to utilize an any Collateral pursuant to the terms of a Lease; (g) Liens arising in connection with legal or equitable proceedings against Borrower, which Borrower is contesting with diligence and good faith and which Liens do not have a Material Adverse Effect; (h) liens in respect of personal property leases other than Leases, which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower so as to cause a Material Adverse Effect; (i) [reserved]; (j) Liens securing Indebtedness that has since been repaid in full, which filings Borrower cannot independently terminate; (k) Liens arising out of judgments that do not constitute an Event of Default under this Agreement; (l) any Lien arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution in the ordinary course of business; (m) Liens securing Capital Lease Obligations on assets subject to such leases provided that such capitalized leases are otherwise permitted under this Agreement; and (n) Liens arising from the following types of liabilities of a lessee or any other operator of an item of Equipment, so long as such liabilities are either not yet due or are being contested in good faith through appropriate proceedings that do not give rise to any reasonable likelihood of the sale, forfeiture or other loss of such item of Equipment, title thereto or Agent’s security interest therein or of criminal or unindemnified civil liability on the part of the Borrower, any Lender or any Agent and with respect to which the lessee maintains adequate reserves (in the reasonable judgment of the Borrower): (A) fees or charges of any airport or air navigation authority, (B) judgments, or (C) salvage or other rights of insurers; provided that none of the foregoing Liens would have priority over the security interest in favor of Agent under the Loan Documents.

“Permitted Rights of Others” means those Right of Others consisting of (a) an interest (other than a legal or equitable co ownership interest, an option or right to acquire a legal or equitable co ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Lien, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intellectual Property granted in the ordinary course of business.

“Person” means any individual or entity, including a trustee, sole proprietorship, partnership, limited partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“PIK Interest” means the payment-in-kind interest that is due and payable pursuant to the terms hereof on account of the Applicable Base Rate PIK Margin.

“Plan” means, with respect to Borrower or any of its Affiliates, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower or any of its Affiliates maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“PPP Covered Period” means the period applicable under the CARES Act for the use of the proceeds of the PPP Loan for the PPP Loan to qualify for loan forgiveness.

“PPP Loan” unsecured Indebtedness in an aggregate principal amount not to exceed at any time outstanding $276,352 extended by a bank or other financial institution to JMC in the form of a Paycheck Protection Program loan under the CARES Act, guaranteed by the SBA. For clarity, the PPP Loan is not part of the Loans and is not extended under the Credit Facility and, to the extent the PPP Loan lender is a Lender under the Credit Facility, such lender is not extending the PPP Loan in its capacity as a Lender under the Credit Facility but in its separate capacity as the lender holding the debt with respect to the PPP Loan.

“PPP Loan Forgiveness Requirements” means the requirements under the CARES Act, as determined by the SBA pursuant to applicable regulations promulgated by the SBA from time to time, for the PPP Loan to be forgiven within the time prescribed thereunder.

“Pricing Debt” means, as of the date of determination, the aggregate principal Indebtedness under the Credit Facility then outstanding on such date.

“Prior Forbearance Agreement” has the meaning assigned thereto in Recital C.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any person acting under color of Governmental Authority); (c) any claim of Borrower against third parties for past, present or future infringement or dilution of any Intellectual Property or for injury to the goodwill associated with any Intellectual Property; (d) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any Collateral; and (e) any and all other amounts from time to time paid or payable under or in connection with any Collateral, upon disposition or otherwise.

“Propeller” means each propeller described in a Mortgage.

“Property” means any real property, personal property, or Intellectual Property owned, leased or operated by Borrower, Owner Trustee or any Subsidiary.

“Pro Rata Share” means, with respect to each Lender, the percentage of the Term Loan Commitment set forth opposite the name of that Lender on Schedule A, as such percentage may be increased or decreased pursuant to a Commitment Assignment and Acceptance executed in accordance with Section 12.7.2.

“Prospective International Interest” shall have the meaning given to such term in the Cape Town Convention.

"Recipient" means (a) Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned thereto in Section 12.8.4.

“Reference Rate” means the variable per annum rate of interest most recently announced by Agent at its corporate headquarters as the “MUFG Union Bank, N.A. Reference Rate,” with the understanding that the “MUFG Union Bank, N.A. Reference Rate” is one of Agent’s index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which Agent calculates interest or extends credit. The Reference Rate shall be adjusted on the last Business Day of the calendar month of any change in the “MUFG Union Bank, N.A. Reference Rate.” The Reference Rate, as adjusted, shall constitute the Reference Rate on the date when such adjustment is made and shall continue as the applicable Reference Rate until further adjustment.

“Release” means, as to Borrower, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by Borrower, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Released Matters” has the meaning assigned thereto in Section 16.3.

“Released Parties” has the meaning assigned thereto in Section 16.3.

“Releasing Parties” has the meaning assigned thereto in Section 16.3.

“Requisite Lenders” means, as of the date of any determination and except as otherwise expressly set forth herein to be all the Lenders, the Lenders holding Notes evidencing in the aggregate 50.1% or more of the aggregate Indebtedness then evidenced by the Notes; provided that the Note held by any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Reservation of Rights Letters” has the meaning assigned thereto in Recital D.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

“Restricted Account” has the meaning assigned thereto in Section 2.18.

“Restricted Subsidiary” means (i) any Excluded Subsidiary and (ii) any Immaterial Subsidiary.

“Revised Transaction Letter” has the meaning assigned thereto in Section 6.22(b).

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor thereto (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any government having jurisdiction over Borrower or one of its Subsidiaries.

“SBA” means the U.S. Small Business Administration.

“Schedule of Documents” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder, substantially in the form of Schedule 1.1h.

“SEC” means the United States Securities Exchange Commission.

“Second Amendment” has the meaning assigned thereto in Recital C.

“Second ISDA Notice” has the meaning assigned thereto in Recital G.

“Security Agreement” means the Security Agreement dated as of October 1, 2018 executed by JHC in favor of Agent, the Security Agreement dated as of February 19, 2019 executed by JMC in favor of Agent, in each case on behalf of the Lenders, and any other security agreement executed by a Subsidiary, in form and substance satisfactory to Agent; in each case as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Solvent” has the meaning assigned thereto in Section 5.26.

“Specified Events of Default” has the meaning assigned thereto in Recital D.

“Specified Leases” has the meaning assigned thereto in the definition of “Lease Event of Default”.

“Strategic Alternative” has the meaning assigned thereto in Section 6.22(a).

“Strategic Alternative Closing Milestone” has the meaning assigned thereto in Section 6.22(c).

“Strategic Alternative Event of Default” has the meaning assigned thereto in Section 6.22(d).

“Strategic Alternative LOI Milestone” has the meaning assigned thereto in Section 6.22(a).

“Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

“Subsidiary Guarantor” means a Subsidiary of Borrower that has delivered to Agent a Subsidiary Guaranty and security agreement in accordance with Section 7.19.5.

“Subsidiary Guaranty” means a guaranty made by a Subsidiary in favor of Agent, whereby such Subsidiary guaranties performance of the Obligations under the Loan Documents, including that certain Subsidiary Guaranty dated as of October 1, 2018 by JHC, the Subsidiary Guaranty dated as of February 19, 2019 by JMC, each executed in favor of Agent, on behalf of the Lenders, in each case either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Contract Counterparty” means any Person that is the Agent, a Lender or an Affiliate of either of them at the time it enters into a Swap Contract, in its capacity as a party to a Swap Contract, whether or not such Person subsequently ceases to be the Agent, a Lender or an Affiliate of either of them. For clarity, MUFG Bank is a Swap Contract Counterparty with respect to the MUFG Bank Lender Hedging Obligations.

“Swap Obligation” means, with respect to Borrower or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Agent, a Lender or any Affiliate of either of them).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means, subject to Section 2.7 Eighty Three Million Five Hundred Fourteen Thousand Eight Hundred Twenty Three and 64/100 Dollars ($83,514,823.64) (which amount does not take into account capitalized interest for April 2020 to be added to the principal on May 1, 2020). The Term Loan Commitment is subject to increase on account of the PIK Interest that is added to the amount thereof pursuant to the terms herein. The respective Pro Rata Shares of the Lenders with respect to the Term Loan Commitment are set forth in Schedule A.

“Term Loan” means a loan(s) made by the Lenders to Borrower pursuant to Section 2.1.

“Term Note” means each and collectively those certain promissory notes executed and delivered by Borrower to each Lender in accordance with its Pro Rata Share of the Term Loan Commitment, dated as of the Closing Date, in the original aggregate principal amount of the Term Loan Commitment, together with any other notes executed and delivered by Borrower to any Lender evidencing at any time any portion of the Loans.

“Termination Date” means the date on which the Loans and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement.

“Third Amendment” has the meaning assigned thereto in Recital C.

“Trust Agreement” means a Trust Agreement between Owner Trustee, as owner trustee, and Borrower, as the sole beneficiary, as amended, supplemented or otherwise modified from time to time, whereby the parties agreed, among other things, that Owner Trustee shall act as trustee with respect to the “Equipment” and “Lease Agreement” as defined therein.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” means the sum of Cash and Cash Equivalents of Borrower and its Subsidiary Guarantors held in deposit accounts other than the Restricted Account.

“Wholly-Owned Subsidiary” means a Subsidiary of Borrower, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Borrower, except for director’s qualifying shares required by Applicable Law.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms

. All accounting terms used, but not specifically defined, in this Agreement shall be construed and defined in accordance with GAAP.

1.3 UCC

. Any terms that are defined in the UCC and used, but not specifically defined, in this Agreement shall be construed and defined in accordance with the UCC.

1.4 Construction

. For purposes of this Agreement and the other Loan Documents, the following rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations; (e) the words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement; (f) all references in this Agreement or in the schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.

1.5 USA Patriot Act Notice

. Each Lender is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended and supplemented from time to time, the “Patriot Act”), each Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the Patriot Act.

1.6 Rounding

. Except as expressly otherwise provided herein, any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7 Deliveries

. Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

1.8 Division

. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

2. TERM LOAN COMMITMENT

2.1 Term Loans

. Subject to the terms and conditions of this Agreement, each Lender severally agrees to extend Term Loans to Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Pro Rata Share of the Term Loan Commitment, at which time the aggregate principal amount extended to Borrower under the Credit Facility shall equal the Term Loan Commitment on the Closing Date and shall include the amounts already funded and owing under the Existing Loan. For the avoidance of doubt, the cashless exchange of Loans for the Existing Loan shall be the only means by which the Lenders shall make the Loans hereunder, and the Lenders shall have no obligations hereunder to make any funds available to Borrower. The Term Loans are not revolving credit loans, and amounts borrowed hereunder and repaid or prepaid may not be reborrowed. Borrower shall repay the Term Loans in full, together with any other amounts then due and owing Lender under this Agreement and the other Loan Documents, on the Maturity Date. The Term Loans shall be repayable in accordance with the terms of this Agreement and entries upon the books and records maintained by Agent.

2.1.1 Type

. The Term Loan shall be a Base Rate Loan and shall accrue interest as set forth herein.

2.1.2 Request; Notification to Lenders

. Any notice in connection with a requested Term Loan under this Agreement that is received by Agent after 11:00 a.m. (California time) on any Business Day, or at any time on a day that is not a Business Day, shall be deemed received by Agent on the next Business Day. Promptly following receipt of a request for a Loan, Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date of the Loan and that Lender’s Pro Rata Share of the Loan. Not later than 10:00 a.m., California time, on the date specified for any Loan (which must be a Business Day), each Lender shall be deemed to have made its Pro Rata Share of the Loan in immediately available funds available to Agent at Agent’s office and the requested Term Loan shall be deemed made on such date, and the information regarding which may be noted in Agent’s records (provided that, failure to update such records accordingly shall not in any manner affect the obligation of Borrower to repay the Loans). For clarity, (i) no disbursement of funds will be made to Borrower in connection with such request and references in this Agreement to making, funding, advancing Loans and like terms shall not be deemed to provide for the making of any new Loans and (ii) the requirements under this Section 2.1.2 shall be deemed satisfied upon the closing hereunder on the Closing Date.

2.2 Payment of Interest; Interest Rate

.

2.2.1 Loans

. Interest on Term Loans shall be payable as follows:

(a) Base Rate Loans

.

(i) Interest on each outstanding Base Rate Loan shall be computed for the actual number of days elapsed on the basis of a year of 360 days and shall be payable to Agent for the ratable benefit of Lenders, in arrears (i) on the first Business Day of each month, (ii) on the Maturity Date, and (iii) if any interest accrues or remains payable after the Maturity Date or during the continuance of an Event of Default, upon demand by Agent (such date in the foregoing clauses (i) through (iii), “Base Rate Interest Payment Date”).

(ii) Interest shall accrue and be payable on each Base Rate Loan at a per annum interest rate (such interest rate, “Applicable Base Rate”) equal to:

(A) for the Initial Period, the Base Rate plus the sum of the Applicable Base Rate Margin for the Initial Period consisting of the Applicable Base Rate Cash Margin for the Initial Period and Applicable Base Rate PIK Margin for the Initial Period.

(B) for any period after the Initial Period, the Base Rate plus the Applicable Base Rate Margin for such period consisting of the Applicable Base Rate Cash Margin for such Period and Applicable Base Rate PIK Margin for such period.

(iii) The portion of interest accruing on each Base Rate Loan on account of the Applicable Base Rate Cash Margin shall be due and payable in arrears on each Interest Payment Date for such Base Rate Loan and at such other times as may be specified herein.

(iv) The portion of interest accruing on each Base Rate Loan on account of the Applicable Base Rate PIK Margin shall be due and payable in kind by capitalizing and adding to the outstanding principal balance of such Base Rate Loan on each Interest Payment Date for such Base Rate Loan (after which time such capitalized interest shall no longer be treated as accrued and unpaid interest but instead shall be treated as a portion of the outstanding principal balance of such Base Rate Loan and bear interest in accordance with this Agreement for all purposes); provided that Borrower shall have the right, in its discretion, to pay such amount, in full but not in part, in cash upon providing written notice to Agent of its election to do so at least three (3) Business Days prior to the applicable Interest Payment Date.

(b) [Reserved]

.

(c) Interest Payable

. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Deferred Interest

. Notwithstanding anything herein to the contrary, the cash component of the interest payments for the months of March (the “March Interest”) and April of 2020 (the “April Interest” and, together with the March Interest Payment, the “Deferred Interest”) due on April 1, 2020 and May 1, 2020, respectively, will be deferred and be due and payable on the earlier of (i) the date of receipt of net proceeds into the Restricted Account from the sale of Aircraft 238 and (ii) July 1, 2020 (such earlier date, the “Deferred Interest Due Date”). Pending such payment, (1) the amount on account of the PIK Interest component of the Late Fee accruing on the April Interest from May 1, 2020 through the Closing Date shall be capitalized and added to the principal balance of the Loans on the Closing Date and, thereafter, the amount on account of the PIK Interest component of the Late Fee accruing on the Deferred Interest for the period after the Closing Date until the Deferred Interest Due Date shall be waived; and (2) the amount on account of the Cash Interest component of the Late Fee accruing on the March Interest and the April Interest from April 1, 2020 and May 1, 2020, respectively, through the Deferred Interest Due Date shall be waived.

2.2.2 Default Rate

. Upon the occurrence and during the continuance of an Event of Default, interest on all outstanding Obligations shall, upon the election of Agent or the Requisite Lenders, confirmed by written notice from Agent to Borrower, accrue and be payable at the Default Rate; provided that, the Default Rate shall not apply as a result of solely a Strategic Alternative Event of Default unless the Requisite Lenders require it. Interest accruing at the Default Rate shall be payable to Agent, for the ratable benefit of Lenders, on demand and in any event on the Maturity Date. Agent shall not be required to (1) accelerate the maturity of the Loans or (2) exercise any other rights or remedies under the Loan Documents, in order to charge the Default Rate. Upon the occurrence and during the continuance of an Event of Default specified in Sections 9.1.5, 9.1.6, or 9.1.7, the interest rate shall be increased automatically to the Default Rate without the necessity of any action by Agent or the Requisite Lenders.

2.3 Maximum Rate of Interest

. In no event shall the aggregate of all interest on the Obligations charged or collected pursuant to the terms of this Agreement or pursuant to the Notes (if any) exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that a Lender has charged or received interest under this Agreement or the Notes (if any) in excess of the highest applicable rate, the rate in effect under this Agreement and the Notes (if any) shall automatically be reduced to the maximum rate permitted by Applicable Law and Lender shall promptly apply such excess to reduce the principal balance of the Obligations, or if the principal balance of the Obligations owing have been paid in full, Lender shall promptly apply such excess to reduce any other Obligations, and if all Obligations have been paid in full, then Lender shall refund to Borrower any interest received by Lender in excess of the maximum lawful rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the highest applicable rate, Borrower shall continue to pay interest hereunder at the highest applicable rate, until such time as the total interest received by Lender from the making of Loans hereunder is equal to the total interest that Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 2.3) the interest rate payable since the Closing Date as otherwise provided in this Agreement. It is the intent of this Agreement that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly, interest in excess of that which may be paid by Borrower under Applicable Law.

2.4 Fees

. Borrower shall pay to Agent:

2.4.1 Fees to Agent

. Annually on each future anniversary of the “Closing Date” as defined in the Existing Credit Agreement (i.e., February 19, 2019), a fee for ongoing administration of the Credit Facility equal to $50,000.00 plus $5,000 times the number of discrete Lenders (not to include MUFG Union Bank, N.A.) subscribed to the Credit Facility, which fee shall be solely for Agent’s own account and is nonrefundable.  Borrower shall also reimburse Agent for charges to set up and maintain the website for the Lenders in the Credit Facility.

2.5 Late Payments

. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to Agent or any Lender is not paid when due (after giving effect to any applicable grace periods), it shall thereafter bear interest at the fluctuating rate per annum at all times equal to the Default Rate, to the fullest extent permitted by Applicable Law; provided, however, the foregoing late payment charge (the “Late Fee”) shall not apply to a Strategic Alternative Event of Default unless Requisite Lenders require it. The Late Fee is imposed for the purpose of defraying the expenses of Agent and the Lenders incident to handling such delinquent payment. This provision shall not, however, be construed as extending the time for payment of any amount due under the Loan Documents. The Late Fee shall be in addition to, and not in lieu of, any other amount that Agent or the Lenders may be entitled to receive or action that Agent or the Lenders may be authorized to take as a result of such late payment. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by Applicable Law.

2.6 Prepayment

.

2.6.1 Optional Prepayment

. The principal amount of any Base Rate Loan may be prepaid, in whole or in part, prior to the Maturity Date, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid, at any time upon a written notice to Agent not later than 11:00 a.m. (California time) on the date of the prepayment of such Base Rate Loan. Each notice of prepayment shall be irrevocable. Any Loan repaid may not be reborrowed.

2.6.2 Mandatory Prepayment

.

(a) Event of Loss. Upon the receipt of proceeds in excess of $200,000.00 from any recovery under any applicable insurance policies (or otherwise) in connection with an Event of Loss, Borrower shall immediately pay down the Obligations in an amount equal to 100% of the Net Cash Proceeds from such recovery, unless all Lenders agree to waive all or a portion of such mandatory prepayment.

(b) Excess Cash. In accordance with Section 6.15, Borrower shall cause the Excess Cash to be remitted to Agent to be applied to the payment of the Obligations.

(c) Aviation Asset Disposition. Upon the closing of any Disposition, including an Aviation Asset Disposition, Borrower shall cause 100% of the Net Cash Proceeds of such Disposition to be remitted to Agent to the payment of the Obligations.

2.6.3 Mandatory Repayment – Change in Control

. Upon the occurrence of a Change in Control, the Term Loan Commitment shall be terminated, and all outstanding Loans shall, together with all accrued interest thereon, immediately be due and payable.

2.7 Term; Repayment of Loans

.

2.7.1 Term. The Credit Facility and all other Obligations related thereto shall be automatically due and payable in full on the Maturity Date, unless earlier due and payable as provided in this Agreement. Borrower hereby unconditionally promises to pay to Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant the applicable terms hereunder). Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth herein.

2.8 [Reserved]

.

2.9 Evidence of Loans; Accounting

.

2.9.1 If so requested by any Lender prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

2.9.2 Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from each Loan made by such Lender, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement (including, but not limited to, any increases in principal of the Term Loans resulting from the capitalization of PIK Interest).

2.9.3 Agent shall maintain electronic or written records in which it will record (i) the amount of each Loan made hereunder, the type of each Loan made and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrower to each Lender hereunder and (iii) all amounts received by Agent hereunder from Borrower and each Lender’s share thereof.

2.9.4 The entries in the electronic or written records maintained pursuant to Section 2.9.3 shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans or Obligations in accordance with their terms.

2.9.5 Agent shall provide a quarterly accounting to Borrower of the Loans and other transactions under this Agreement, including Agent’s calculation of principal and interest. Each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.

2.10 Manner of Payment

.

2.10.1 When Payments Due

.

(a) Except as expressly set forth in this Agreement, each payment (including any prepayment) by Borrower on account of the principal of or interest on the Loans and any other amount owed to Lenders on account of the Obligations shall be made not later than 11:00 a.m. (California time) on the date specified for payment under this Agreement to Agent in lawful money of the United States and in immediately available funds. Any payment received by Agent on a day that is not a Business Day or after 11:00 a.m. (California time) on a Business Day, shall be deemed received on the next Business Day. The amount of all payments received by Agent for the account of each Lender shall be disbursed by Agent to the applicable Lender promptly upon receipt in like funds as received.

(b) If any payment on any Obligation is specified to be made upon a day that is not a Business Day, it shall be deemed to be specified to be made on the next succeeding day that is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

2.10.2 No Deductions

. Borrower shall pay principal, interest, fees, and all other amounts due on the Obligations without condition or deduction for any set-off, recoupment, defense or counterclaim or any other deduction whatsoever.

2.11 Application of Payments

.

2.11.1 Waiver. Borrower irrevocably waives the right to direct the application of any and all payments received at any time by Agent or any Lender from or on behalf of Borrower and specifically waives the provisions of California Civil Code Sections 1479 and 2822 or similar provisions under any other Applicable Law giving Borrower the right to designate application of payments. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and the Lenders as among themselves, and may be changed by agreement among all of the Lenders without the consent of Borrower. This Section is not for the benefit of or enforceable by Borrower.

2.11.2 Allocation. Notwithstanding anything herein to the contrary, if at any time amounts are received by or available to Agent for application to the Obligations, such amounts shall be applied in the following order of priority:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements owed to Agent and charges of counsel payable under Section 12.2) payable to Agent in its capacity as such;

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and on the Lender Hedging Obligations, ratably among the Lenders and the Swap Contract Counterparty(ies) in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations constituting Lender Hedging Obligations ratably among the Lenders and the Swap Contract Counterparty(ies) in proportion to the respective amounts described in this clause (d) payable to them (for clarity, the repayment of the principal of the Loans rank pari passu with the repayment of the Lender Hedging Obligations);

(e) fifth, to the payment in full of all other Obligations, in each case ratably among Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Applicable Law.

2.11.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

2.12 Use of Proceeds

. The proceeds of the Loans shall be used by Borrower to convert the existing revolving debt to a term loan and to support Borrower’s working capital needs and general corporate purposes. Borrower will not, directly or indirectly, use any part of any Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

2.13 All Obligations to Constitute One Obligation

. All Obligations related to the Credit Facility constitute one general obligation of Borrower and shall be secured by Agent’s Liens upon all of the Collateral, and by all other Liens previously, now or at any time in the future granted by Borrower to Agent or any Lender to the extent provided in the Collateral Documents and permitted by this Agreement.

2.14 Authorization to Make Loans

. Agent is authorized to make the Loans based on telephonic or other oral or written instructions received from any Person that Agent believes in good faith to be an authorized representative of Borrower, or at the discretion of Agent, if such Loans are necessary to satisfy any of the Obligations. Borrower consents to the recordation of any telephonic or other communications between Agent and Borrower for the purpose of maintaining such party’s business records of such transactions.

2.15 Authorization to Debit Accounts

. Borrower authorizes Agent, upon prior notice to Borrower, to debit any of Borrower’s deposit account(s) with Agent (including the Restricted Account) for the purpose of Borrower’s payment of principal, interest, fees and other costs and expenses due and payable by Borrower under this Agreement.

2.16 [Reserved]

.

2.17 Withholding of Taxes

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(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(d) Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.8.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) and  2.17(f)(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall comply with Section 12.17.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival; Defined Terms. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.17, the term "Applicable Law" includes FATCA.

2.18 Restricted Account

1.
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(a) Account Established. Borrower has established with Agent the depository account, bearing account number XXXXX00046 (“Restricted Account”). As an additional security for the Obligations, Borrower hereby grants to Agent, for the benefit of the Lenders, a first priority perfected security interest in the Restricted Account, all sums deposited therein and all replacements, substitutions or proceeds thereof. Borrower shall pay all costs and expenses in connection with establishing and administering the Restricted Account. The Restricted Account is a “blocked” account, and Borrower shall not be entitled to make any withdrawals of any funds thereof, and Agent shall have the sole right to make such withdrawals in accordance with the terms hereof. Borrower hereby waives all right to withdraw any funds from the Restricted Account, except upon full satisfaction of all the Obligations.

(b) Disbursements. Agent shall be entitled to disburse all or part of the funds in the Restricted Account as follows (for clarity, the forgoing consent shall be deemed to have been provided for the period before and after the occurrence of a Forbearance Termination Date, without any further notice to or consent from Borrower or Lenders):

(i) Agent shall be entitled to disburse funds from the Restricted Account to pay the monthly accrued interest portion (or any portion thereof to the extent funds are available in the Restricted Account) payable on the Obligations (subject to Section 2.2.1(d) with respect to the Deferred Interest) and the Lender Hedging Obligations.

(ii) Agent shall be entitled to disburse funds from the Restricted Account to pay the ongoing fees and expenses of Agent and of its counsel and other professionals of Agent.

(iii) Agent shall be entitled to disburse from the Restricted Account on or shortly after the Closing Date an amount estimated at $1,585,379.93 for the payment of accrued professional fees and expenses of Agent’s counsel and financial advisor and $543,750.00 for the accrued professional fee of Borrower’s financial advisor (B. Riley).

(c) Upon the occurrence and during the continuation of a Default or Event of Default (other than the Specified Events of Default during the Forbearance Period), Agent may (and, if directed by the Requisite Lenders, shall), in addition to any and all other rights and remedies available to Agent, apply any amounts then on deposit in the Restricted Account to the payment of the Obligations in accordance with Section 2.11.  No such use or application of funds in the Restricted Account shall be deemed to cure any Default or Event of Default. No further notice to or direction or authorization from Borrower shall be necessary to warrant such direct disbursement by Agent.

3. SECURITY

3.1 Grant of Security Interest

. To secure the prompt payment and performance of all Obligations,

3.1.1 Borrower has granted and pledged, and hereby reaffirms such grant and pledge, to Agent a continuing security interest in all presently existing and hereafter acquired or arising Assets, including all Assets that immediately prior to the Closing Date constituted Collateral securing any part of the Existing Loan, in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Assets, and will constitute a valid first priority security interest in Assets acquired after the date hereof. Notwithstanding the foregoing, Agent shall not be granted any security interest in the Excluded Assets or the equity interests in the Excluded Subsidiaries except as provided under Section 3.1.2, below;

3.1.2 Borrower shall cause each Subsidiary (other than an Immaterial Subsidiary) to (i) grant to Agent a perfected security interest and Lien on and (ii) assign to Agent, all right, title and interest of it in and to all of its Assets (other than the Excluded Assets), whether now existing or owned or hereafter acquired; provided, however, that Borrower (or the Excluded Subsidiary which is the owner thereof) shall only be required to grant a perfected security interest and Lien in Excluded Assets and the equity interests in the Excluded Subsidiaries upon repayment of the applicable Permitted Excluded Subsidiary Financing and release by the Permitted Excluded Subsidiary Financing lender;

3.1.3 Borrower has granted to Agent a first priority perfected, secured Lien on, and has assigned to Agent, all right, title and interest of the Borrower in and to all “Collateral” (as such term is defined in the Mortgage (including the Existing Mortgage)), whether now existing or owned or hereafter acquired, and hereby reaffirms such grant and shall confirm such grant by delivery to Agent of a fully executed Fourth Amended and Restated Mortgage and Security Agreement in the form acceptable to Agent;

3.1.4 Borrower shall cause the Owner Trustee, if any, to pledge to Agent all of the Borrower’s right, title and interest in a Beneficial Interest under a Trust Agreement by the delivery to Agent a fully executed Beneficial Interest Pledge Agreement, each in the form acceptable to Agent;

3.1.5 Borrower shall cause the Owner Trustee, if any, to execute and deliver to Agent an Owner Trustee Mortgage in favor of Agent in the form acceptable to Agent;

3.1.6 Borrower shall cause the Owner Trustee, if any, to execute and deliver to Agent an Owner Trustee Guaranty in the form acceptable to Agent, guarantying the performance of the Obligations; and

3.1.7 Borrower shall make or cause any Person to make such filings, registrations, or otherwise with the FAA, International Registry, the U.S. Patents and Trademarks Office and otherwise under the UCC and all other Applicable Law as shall be required to perfect the Lien of Agent with respect to all Collateral under the Collateral Documents or any other Loan Documents, including but not limited to the following :

(a) UCC financing statements, naming Agent as secured party and Agent for the benefit of Lenders in order to perfect and preserve Agent’s first priority Lien on the Collateral shall have been filed in such states in the United States of America as required, in the judgment of Agent, to perfect the Lien of Agent in all UCC Collateral;

(b) the Lien and International Interest (or Prospective International Interest), and any and all assignments and prospective assignments, as applicable, thereof, of the Mortgage and an Owner Trustee Mortgage, if any, with respect to the Equipment and Cape Town Eligible Leases with respect thereto owned by the Borrower and each Subsidiary as of the date of this Agreement shall have been registered with the International Registry and, with respect to all Engines and U.S. registered aircraft, the FAA; provided that if the International Registry does not then provide as a “drop down” registration category the serial number of any item of Equipment to be registered, then the Borrower shall register the same by “free text” notation in the International Registry and shall subsequently register such item of Equipment in its serial number category as soon as such registration category is available on the International Registry;

(c) without limiting the generality of the foregoing, all filings with the United States Patent and Trademark Office necessary or desirable to perfect Agent’s Lien on all patents and trademarks of the Borrower; and

(d) the Lien as applicable, of the Mortgage and Owner Trustee Mortgage, if any, with respect to the Equipment and Leases owned by the Borrower and each Subsidiary as of the date of this Agreement and not located in a Contracting State shall have been registered with the appropriate authorities pursuant to Applicable Law.

3.1.8 Except with respect to the JFC Bank Account as long as Borrower remains in compliance with Section 7.4, Borrower and each of its Subsidiaries (other than Excluded Subsidiaries) that maintains a deposit account shall grant to Agent a first priority perfected, secured Lien on, and assign to Agent, all right, title and interest of the Borrower in and to all, in such deposit account and the funds deposited therein and shall enter into an Account Control Agreement with respect to such accounts acceptable to Agent.

3.2 Priority of Agent’s Security Interest

. Borrower represents, warrants and agrees as follows: (1) upon the execution of this Agreement by the parties hereto and all other documents contemplated hereby (as referenced in Section 3.1 above) and as a result of the filing by Agent of appropriate financing statements in the appropriate jurisdictions and appropriate documentation with the FAA, Agent’s Liens in the Collateral are and will be fully perfected Liens on all Collateral, which Liens are and will, until the Termination Date, be enforceable as first priority, fully perfected Liens as against all other creditors of, and purchasers from, Borrower; (2) all actions necessary or desirable to protect and perfect such Liens in favor of Agent in all of the Collateral has been duly taken; (3) Borrower or Owner Trustee, as applicable, are and will be the sole owner of each such item of the Collateral, and have and will have good and marketable title to such Collateral free and clear of any and all Liens except for Permitted Liens; and (4) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those filed by Borrower in favor of Agent pursuant to the Loan Documents, and those relating to other Permitted Liens. Borrower shall defend the right, title and interest of Agent in and to the Collateral against the claims and demands of all Persons whomsoever, and shall take such actions, including (i) the prompt delivery of all original Instruments, Chattel Paper and certificated Stock owned by Borrower to Agent, (ii) notification of Agent’s interest in Collateral at Agent’s request, and (iii) the institution of litigation against third parties as shall be prudent in order to protect and preserve Borrower’s and Agent’s respective and several interests in the Collateral. All Chattel Paper shall be marked with the following legend:

“THIS WRITING AND THE OBLIGATIONS EVIDENCED OR SECURED HEREBY ARE SUBJECT TO THE LIEN OF MUFG UNION BANK, N.A., AS ADMINISTRATIVE AGENT”

3.3 Agent’s Rights

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3.3.1 In addition to any and all rights under the Collateral Documents, at any time after the occurrence and continuance of an Event of Default (other than Specified Events of Default during the Forbearance Period), Agent may, at any time in Agent’s own name or in the name of Borrower, (1) communicate with Account Debtors, parties to Contracts and Leases, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Agent’s satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments, Chattel Paper, Leases or other Collateral, and (2) without prior notice to Borrower, notify Account Debtors, parties to Contracts, parties to Leases, and obligors in respect of Chattel Paper, Instruments, or other Collateral that such Collateral has been assigned to Agent and that payments shall be made directly to Agent. Upon the request of Agent, Borrower shall so notify such Account Debtors, parties to Contracts, parties to Leases, and obligors in respect of Instruments, Chattel Paper, Leases or other Collateral.

3.3.2 It is expressly agreed by Borrower and Owner Trustee that Borrower and Owner Trustee, as applicable, shall remain liable under each Contract, License and Lease to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Agent shall have no obligation or liability whatsoever to any Person under any Contract, License or Lease (between Borrower, Owner Trustee and any Person other than Agent) by reason of or arising out of the execution, delivery or performance of this Agreement, and Agent shall not be required or obligated in any manner (1) to perform or fulfill any of the obligations of Borrower thereunder, (2) to make any payment or inquiry, or (3) to take any action of any kind to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, License or Lease.

3.3.3 For the purposes of allowing Agent to conduct a Field Examination, Borrower shall, with respect to each owned, leased, or controlled property or facility, during normal business hours: (1) provide access to such facility or property to Agent and any of its officers, employees and Agent, as frequently as Agent determines to be appropriate; (2) permit Agent and any of its officers, employees and Agent to inspect, audit and make extracts from all of Borrower’s Books and Records; and (3) subject to the Lessee’s rights under any Lease, permit Agent to inspect, review, evaluate and make physical verifications and appraisals of any Equipment and other Collateral in any manner and through any medium that Agent considers advisable, and Borrower shall provide to Agent, at Borrower’s cost and expense, such clerical and other assistance as may be requested with regard thereto.  Borrower shall make available to Agent and its counsel, as quickly as practicable under the circumstances, originals or copies of all of Borrower’s Books and Records and any other instruments and documents which Agent may request. Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for Borrower.  Agent shall be entitled to cause a Field Examination to be completed at times and as often as it deems necessary in its sole discretion.  Borrower shall reimburse Agent upon demand for the expense of such Field Examinations whether the examination is performed by Agent or a third party approved by Agent.  Borrower’s obligation to reimburse Agent for the costs of such Field Examinations shall not exceed $20,000 per year.  At all times, it is understood and agreed by Borrower that all expenses in connection with any such Field Examination which may be incurred by Borrower, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by Borrower and shall not be expenses of Agent or the Lenders nor part of the foregoing cap.

3.3.4 Upon the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause its independent certified public accountants to prepare and deliver to Agent at any time and from time to time, promptly upon Agent’s request: (1) a reconciliation of all Accounts; (2) an aging of all Accounts; (3) trial balances; and (4) test verifications of such Accounts as Agent may request. Borrower, at its own expense, shall cause its independent certified public accountants to deliver to Agent the results of (i) any physical verifications of all or any portion of the Collateral made or observed by such accountants, and (ii) any verifications of Borrower’s Accounts, in each case when and if any such verifications are conducted. Agent shall be permitted to observe and consult with Borrower and Borrower’s certified public accountants in the performance of these tasks.

3.3.5 In addition to any and all rights under the Collateral Documents, at any time after the occurrence and continuance of an Event of Default (other than the Specified Events of Default during the Forbearance Period), Agent may, and at the direction of the Requisite Lender shall, seek to apply any funds in the deposit accounts of Borrower or any Subsidiary (other than the Restricted Account, which shall be governed by the terms of Section 2.18) to the repayment of the Obligations. Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any deposit account maintained by such Person, without inquiry into the authority or right of Agent to make such request.

3.4 Power of Attorney

. To the extent permitted by Applicable Law, Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees or Agent designated by Agent) as Borrower’s true and lawful attorney-in-fact, with power to: (a) sign the name of Borrower on any document to be executed, recorded or filed in order to perfect or continue perfected Agent’s Lien upon the Collateral if Borrower fails to do so promptly after request therefor by Agent, including filing any financing or continuation statement without the signature of Borrower to the extent permitted by Applicable Law; (b) at any time after the occurrence and continuance of an Event of Default (other than the Specified Events of Default during the Forbearance Period), sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts and notices to Account Debtors; (c) at any time after the occurrence and continuance of an Event of Default (other than the Specified Events of Default during the Forbearance Period), send requests for verification of Accounts; (d) at any time after the occurrence and continuance of an Event of Default (other than the Specified Events of Default during the Forbearance Period), endorse Borrower’s name on any checks, notices, acceptances, money orders, drafts, or other forms of payment or security that may come into Agent’s possession; and (e) at any time that a Default or Event of Default (other than Specified Events of Default during the Forbearance Period) has occurred and is continuing, (1) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (2) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (3) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases which Agent determines to be necessary. The appointment of Agent as Borrower’s attorney-in-fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Agent’s obligation to provide Loans hereunder is terminated. NEITHER LENDERS NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, LENDERS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO BORROWER FOR ANY ACT OR FAILURE TO ACT PURSUANT TO THE POWERS GRANTED UNDER THE POWER OF ATTORNEY HEREIN OR OTHERWISE, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

3.5 Grant of License to Use Intellectual Property Collateral

. For the purpose of enabling Agent to exercise its rights and remedies under the Loan Documents, Borrower hereby grants to Agent an irrevocable, non-exclusive license (exercisable only upon the occurrence and continuance of an Event of Default and without payment of royalty or other compensation to Borrower) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and Borrower represents, warrants and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any other Person; provided, that such license will terminate on the Termination Date.

3.6 Reinstatement

. The provisions of this Section 3 shall to the extent permitted by Applicable Law remain in full force and effect and continue to be effective even if: (a) any petition is filed by or against Borrower or Owner Trustee for liquidation or reorganization; (b) Borrower or Owner Trustee becomes insolvent or makes an assignment for the benefit of creditors; (c) a receiver or trustee is appointed for all or any significant part of Borrower’s or Owner Trustee’s assets; or (d) at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations and Agent’s Liens in the Collateral shall be reinstated and deemed reduced only by any amount paid and not so rescinded, reduced, restored or returned.

3.7 Release of Security Interest

. Subject to Requisite Lenders’ approval (in their sole and absolute discretion), Agent is authorized to, from time to time, execute partial releases of Collateral sold by Borrower in accordance with this Agreement (including in connection with an Aviation Asset Disposition) from the security interests under the Loan Documents which partial releases shall be in form reasonably satisfactory to Agent.

3.8 Consent to Disposition of Aircraft 238

. Notwithstanding anything herein to the contrary, the Lenders hereby provide their consent to the sale of the Aircraft 238 and the release of the security interests and liens granted under the Collateral Documents with respect to the Aircraft 238, provided that funds representing the purchase price paid for the Aircraft 238 of approximately $2,350,000 less the down payment already in Agent’s possession and the transaction costs described in clause (i) of the definition of Net Cash Proceeds are deposited in the Restricted Account upon closing of such sale. Agent is authorized to enter into and deliver in connection with such Disposition appropriate lien releases, filings and related instruments necessary to effectuate the terms of this provision and the discharge of the liens granted to Agent under the Collateral Documents with respect to Aircraft 238, including this Agreement and the Mortgage, and no further consent of or notice to the Lenders is required in connection therewith

4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Closing

. Lenders shall not be obligated to make any Loan, or to take, fulfill, or perform any other action under this Agreement, until the following conditions have been satisfied to Agent’s reasonable satisfaction or waived in writing by Agent:

4.1.1 Agent shall have received:

(a) originals of the documents set forth on Schedule 1.1h (Schedule of Documents), each duly executed by the appropriate parties, together with such other assurances, certificates, documents or consents related to the foregoing as Agent and/or Lenders reasonably may require, all in form and substance satisfactory to Agent and Lenders;

(b) such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a party, the identity, authority and capacity of each Authorized Signatory thereof authorized to act on its behalf, including certified copies of articles of organization and amendments thereto, bylaws and operating agreements and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, certificates of Authorized Signatory, and the like;

(c) a list of all of Borrower’s Material Contracts and a copy of such Material Contracts requested by Agent;

(d) a copy of all insurance certificates or other evidence of insurance for the Collateral;

(e) originals of favorable written opinions, dated as of the date hereof, of independent and internal counsel to the Borrower, addressed to Agent and Lenders (and their respective participants and assigns) and otherwise in form and substance satisfactory to Agent as to such matters as Agent shall determine;

(f) copies of all consents and authorizations of, permits from or filings with, any Governmental Authority or other Person required in connection with the execution, delivery, performance or enforceability of the Loan Documents or any provision thereof and no material changes in governmental regulations affecting the Borrower, Agent or the Lenders shall have occurred;

(g) (i) a certified lien search for the State of Delaware and the State of California with respect to the Borrower and each of its Subsidiaries, (ii) an International Registry search with respect to each applicable item of Equipment; (iii) an FAA search with respect to each applicable item of Equipment, (iv) a Federal tax lien search with respect to the Borrower and each of its Subsidiaries, and any other searches as may be required by Agent; and

(h) the “chattel paper” original of each Lease, which thereafter until the Termination Date shall be held by Agent or McAfee & Taft as Agent’s designee or such other party as Agent may designate; provided Agent shall not be liable in the event of any damage, loss or destruction of any of such documents or instruments.

4.1.2 All of the financing statements and other documentation described in Section 3.1.7 shall have been filed with the appropriate Governmental Authorities, and Agent shall hold a first priority perfected Lien in the Collateral, for the ratable benefit of Lenders, subject only to Permitted Liens.

4.1.3 With respect to all Equipment, and subject to Section 6.23, the following statements shall be true, and Agent shall have received evidence reasonably satisfactory to it (including, with respect to each item of Equipment which is eligible for registration with the International Registry, a printout of the “priority search certificate” from the International Registry showing the Equipment Owner’s ownership interest with respect to such Equipment under a contract of sale) with respect to each item of Equipment and any related Lease to the effect that:

(a) the Borrower is in compliance with the applicable requirements of the Mortgage and Applicable Law;

(b) the applicable Equipment Owner has good title under Applicable Law to such item of Equipment, free and clear of Liens other than (i) Permitted Liens and (ii) the Lien of Agent;

(c) the Borrower has completed all registrations and filings required by any Aviation Authority in such jurisdiction and Agent shall hold a first priority Lien on each item of Equipment under Applicable Law (or with respect to Assets for which a pre-filing has been made, Agent shall be the beneficiary of a second priority Lien on such Equipment, and documentation sufficient to terminate any first priority lien on such Equipment shall have been delivered to Agent or to an escrow with such documentation to be filed promptly thereafter) and has provided, or is in a position to provide, all opinions of independent counsel as required by Agent;

(d) Agent shall have received evidence reasonably satisfactory to it (including, with respect to each Cape Town Eligible Lease, a printout of the “priority search certificate” (as defined in the Regulations for the International Registry) from the International Registry relating to the Lessor’s interest in and International Interest with respect to such item of Equipment under such Lease and including, with respect to all Leases that are not Cape Town Eligible, an original, favorable written opinion of independent counsel addressed to Agent and Lenders (and their respective participants and assigns) with respect to Agent’s Lien on such item of Equipment;

(e) with respect to each item of Equipment which is eligible for registration with the International Registry, Agent shall have received a printout of the “priority search certificate” from the International Registry showing the Equipment Owner’s ownership interest with respect to such Equipment under a contract of sale; and

(f) with respect to an item of Equipment that is owned by an Owner Trustee, if any, or with respect to each Lease to a Lessee domiciled or whose chief executive office is located in a non-U.S. jurisdiction, Agent shall have received the documentation set forth in the definition of “Aviation Asset Requirements” (including, without limitation, the Owner Trustee Guaranty(ies), Owner Trustee Mortgage(s), Trust Agreement(s), and Beneficial Interest Pledge Agreement(s)).

4.1.4 No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby and which, in any Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any other Loan Document;

4.1.5 No circumstance or event shall have occurred, including but not limited to any litigation, actions, suits, proceedings or investigations pending as to Borrower, that constitutes a Material Adverse Effect as of the Closing Date;

4.1.6 All of the representations and warranties of Borrower under this Agreement shall be true and correct as of the Closing Date;

4.1.7 Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default (other than the Specified Events of Default) shall have occurred and be continuing;

4.1.8 (a) Agent shall have completed its independent business and legal due diligence, including but not limited to financial, legal and insurance reviews, with results satisfactory to Agent, and (b) if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent if so requested;

4.1.9 Each Lender and Agent each shall have obtained satisfactory credit or other required internal approval(s) in connection with the transactions contemplated by this Agreement and the Loan Documents;

4.1.10 Receipt of a fully-executed amended engagement letter for B. Riley’s engagement by Borrower, satisfactory to all Lenders.

4.1.11 Borrower’s board of directors, at Borrower’s costs, shall have engaged a consultant (“Financial Advisor/Consultant”) for Borrower to report to Borrower’s board of directors, which Financial Advisor/Consultant to be selected from candidates submitted by Lenders and the terms of whose engagement and scope of work and responsibilities set forth in the engagement letter approved by Lenders.

4.1.12 All legal matters relating to the Loan Documents shall be satisfactory to Sheppard, Mullin, Richter & Hampton LLP, legal counsel to MUFG Union Bank, N.A., in all of its capacities hereunder; and

4.1.13 Agent shall have received Account Control Agreements, in form and substance satisfactory to Agent, for the deposit accounts maintained by Borrower (other than the Restricted Account) and Guarantor Subsidiaries.

If any other term of any Loan Document should conflict, or appear to conflict, with this Section 4.1, the terms of this Section 4.1 shall control, and Borrower shall have no rights under this Agreement or any other Loan Document until each of the conditions of this Section 4.1 has been complied with to Agent’s and Lenders’ satisfaction or specifically waived in a writing by Lenders.

4.2 Covenant To Deliver

. Except as otherwise provided in this Section 4.2, Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to the Closing Date. Borrower agrees to deliver to Agent the following items:

4.2.1 Within thirty (30) days of the Closing Date, evidence reasonably satisfactory to Agent of completion of all registrations and filings required by any Aviation Authority in each applicable foreign jurisdiction and necessary for Agent to hold a first priority Lien on each item of Equipment subject to the Applicable Law of such foreign jurisdiction (including the Marketed Aircraft), along with a favorable written opinion of independent counsel addressed to Agent and Lenders (and their respective participants and assigns) with respect to Agent’s Lien on such item of Equipment under such Applicable Law or, to the extent such registrations and filings under such Applicable Law are not required to maintain Agent’s first priority Lien on such item of Equipment, a written opinion to such effect from independent counsel addressed to Agent and Lenders (and their respective participants and assigns); and

4.2.2 Within thirty (30) days of the Closing Date (as such period may be extended by Agent in its sole and absolute discretion), the Lessee Letters for the Leases in effect on the Closing Date to the extent such Lessee Letters are not delivered by the Closing Date.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and agrees that from and after the Closing Date and until the Termination Date:

5.1 Corporate Existence; Compliance with Law

. Borrower is a corporation duly formed, validly existing and in good standing under the Applicable Law of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in Delaware and California and in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property makes such qualification or registration necessary and in which the failure to be so qualified or registered could have a Material Adverse Effect. Borrower has all requisite power and authority to conduct its business, to own, pledge, mortgage or otherwise encumber and operate its Property, to lease the Property it operates under lease, to conduct its business as now or proposed to be conducted, to execute and deliver each Loan Document to which it is a party and to perform its Obligations. Borrower is in compliance with all Applicable Law and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business.

5.2 Executive Offices; Corporate or Other Names; Conduct of Business

. The locations of Borrower’s executive offices, principal place of business, corporate offices, warehouses, other locations of Collateral and locations where all of Borrower’s records with respect to Collateral are kept are as set forth in Schedule 5.2 and, except as set forth in such schedule, such locations have not changed during the preceding twelve (12) months. Borrower shall not change its (a) name, (b) chief executive office, (c) principal place of business or jurisdiction of formation, or (d) location of its records concerning the Collateral, without, in each instance, giving thirty (30) days’ prior written notice thereof to Agent and taking all actions deemed necessary or appropriate by Agent to protect and perfect Agent’s Liens continuously upon the Collateral.

5.3 Authority; Compliance with Other Agreements and Instruments and Government Regulations

. The execution, delivery and performance by Borrower, any Owner Trustee, and any Subsidiary of the Loan Documents to which each is a party have been duly authorized by all necessary corporate action, and do not and will not:

5.3.1 Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such party;

5.3.2 Violate or conflict with any provision of such party’s operating agreement, charter, articles of incorporation or bylaws, as applicable;

5.3.3 Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired or leased by such party;

5.3.4 Violate any Applicable Law applicable to such party; or

5.3.5 Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such party is a party or by which such party or any of its property is bound or affected; and such party is not in violation of, or default under, any Applicable Law or Contractual Obligation, or any indenture, loan or credit agreement, in any respect.

5.4 No Governmental Approvals Required

. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under Applicable Law the execution, delivery and performance by Borrower, Owner Trustee and any Subsidiary of the Loan Documents to which it is a party.

5.5 Subsidiaries

. Borrower has no Subsidiaries as of the Closing Date other than JHC, JMC, JFC, and ACY 15129 and the Excluded Subsidiaries consisting of ACY SN 19002 Limited, ACY SN 19003 Limited, and ACY E-175 LLC.

5.6 Financial Statements

. Borrower has furnished to Lender the audited Financial Statements of Borrower as of the Fiscal Year ending December 31, 2019 (including balance sheets and income statements). The financial information contained therein fairly presents in all material respects the financial condition, results of operations and changes in financial position of Borrower as of such date and for such period.

5.7 No Other Liabilities; No Material Adverse Changes

. Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 5.6 other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such Financial Statements. Except as set forth on Schedule 5.7, as of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect.

5.8 Title To and Location of Property

. Borrower and its Subsidiaries have valid title to the Property, including all Equipment, as reflected in the balance sheet described in Section 5.6, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than those described in Schedule 5.7 and Permitted Liens and Permitted Rights of Others.

5.9 Intellectual Property

. Borrower and its Subsidiaries own, or possess, the right to use to the extent necessary in their respective businesses, all Intellectual Property, and no such Intellectual Property conflicts with the valid Intellectual Property of any other Person. Except as set forth in Schedule 5.9, Borrower has not used any trade name, trade style or “dba” during the five year period ending on the Closing Date.

5.10 Litigation

. Except for matters set forth in Schedule 5.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them, the Collateral, or any other transactions contemplated by this Agreement.

5.11 Binding Obligations

. Each of the Loan Documents to which Borrower, Owner Trustee, and any Subsidiary is a party will, when executed and delivered by such party, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5.12 No Default

. No event has occurred and is continuing that is a Default or Event of Default other than the Specified Events of Default.

5.13 ERISA

. Neither Borrower nor any of its Subsidiaries has any Pension Plans. Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan (as defined herein). As used herein, “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and “Multiemployer Plan” means any employee benefit plan of the type described in Section 001(a)(3) of ERISA to which Borrower or any of its ERISA affiliates contributes or is obligated to contribute.

5.14 Regulation U; Investment Company Act

. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock in violation of Regulation U. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure

. No written statement made by an Authorized Signatory to Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

5.16 Tax Liability

. Borrower and its Subsidiaries have filed all Tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

5.17 Hazardous Materials

. Except as described in Schedule 5.17, as of the Closing Date (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials in violation of any Environmental Laws, (b) to the best knowledge of Borrower, no condition exists that violates any Environmental Law affecting any real property owned by Borrower or any of its Subsidiaries, (c) no real property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any real property, or transported to or from such real property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance with all Environmental Laws.

5.18 Security Interests

. Upon the execution and delivery of all of this Agreement and the Collateral Documents and the completion of all actions to perfect the security interests so created, as set forth in Section 3.1.7, Agent will hold a valid first priority security interest in the Collateral described therein securing the Obligations.

5.19 Insurance

. Schedule 5.19 lists all current insurance of any nature maintained by Borrower, as well as a summary of the terms of such insurance provided Schedule 5.19 shall list insurance for Equipment leased pursuant to an Eligible Lease. Borrower shall deliver to Agent endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Agent as loss payee, and (b) general liability and other liability policies naming Agent as an additional insured. All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurer will endeavor to give at least thirty (30) days’ prior written notice to Agent before any such policy or policies of insurance shall be canceled. Upon the occurrence and continuation of a Default or Event of Default, Borrower hereby directs all present and future insurers under its and its Subsidiaries’ “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent for the ratable benefit of Lenders. Agent reserves the right at any time, upon review of Borrower’s risk profile, to require additional forms and limits of insurance to adequately protect Lenders’ interests in accordance with Agent’s normal practices for similarly situated borrowers, and if the circumstances are unusual, in Agent’s sole opinion.

5.20 Leases and Equipment

. Each of the following is true and correct with respect to each Lease for an item of Equipment:

5.20.1 The amounts of rent and other amounts due under each Lease, as shown on the Borrower’s Books and Records and on any statement or schedule delivered to Agent in connection therewith, are the true and correct amounts actually owed to the Borrower and the other Lessors;

5.20.2 The Borrower has not and will not enter into any agreement with a Lessee of any Equipment which provides, directly or indirectly, for the crediting of any obligation or liability of the Borrower to such Lessee against future rentals accruing under the Lease, other than as provided therein;

5.20.3 The Lessor delivered to Agent or its designee an original counterpart of such Lease;

5.20.4 The documents and information delivered to Agent pursuant to Section 4 with respect to such Equipment and Leases have been so delivered; and

5.20.5 All rentals, fees, costs, expenses and charges paid or payable by the Lessee under any Lease, including without limitation, any brokerage and other fees paid to the Borrower do not violate any Applicable Law relating to the maximum fees, costs, expenses or charges that can be charged in any jurisdiction in which any Equipment is located or in which the corresponding Lessee is located, or in which a transaction was consummated, or in any other jurisdiction which may have jurisdiction with respect to any such Equipment, Lease or Lessee.

5.21 Cape Town Convention

.

5.21.1 The Borrower is (a) a “Transactional User Entity” (as such term is defined in the Regulations for the International Registry); (b) “situated”, for the purposes of the Cape Town Convention, in the United States; and (c) has the “power to dispose” (as such term is used in the Cape Town Convention) of the Equipment;

5.21.2 The Equipment are “aircraft objects” (as such term is defined in the Cape Town Convention);

5.21.3 The Borrower has identified any and all Cape Town Eligible Leases, and has notified Agent of such Leases, in writing;

5.21.4 The payment of principal of and interest on the Notes, and the performance by the Borrower of the Obligations, are “associated rights” (as such term is defined in the Cape Town Convention) with respect to the Equipment.

5.22 Depreciation Policies

. The Borrower’s depreciation policies with respect to the Equipment are as set forth on Schedule 5.22. These policies have been in effect substantially without change since January 1, 1998.

5.23 Swap Contracts

. As of the Closing Date, Borrower is not a party to a Swap Contract, except that Borrower was a party to MUFG Bank Swap Contracts and the transactions thereunder have been closed out, giving rise to the MUFG Bank Swap Termination Value.

5.24 Eligible Leases

. A list of all items of Equipment subject to a Lease in effect as of the Closing Date is set forth in Schedule 1.1b.

5.25 Preservation of International Interests and Liens

. Borrower shall or shall cause any other Person, as applicable, to (i) register with the FAA and/or International Registry and/or create a Lien in favor of Agent under Applicable Law, and thereafter maintain, such Lien and, as applicable, the International Interest of each Mortgage and Owner Trustee Mortgage, if any, and the International Interest of each Lease with a Lessee domiciled or with its chief executive office in a Contracting State; and (ii) maintain the rights and International Interests of the Equipment Owner in the Equipment, as against any third parties under Applicable Law and as against all third parties, whether in any Contracting State under the Cape Town Convention or otherwise.

5.26 Solvency

. Borrower is, and after giving effect to the transactions contemplated hereby, will be, Solvent. “Solvent” for purposes of this Agreement means, with respect to any Person, that the aggregate present fair saleable value of such Person’s assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

5.27 Anti-Corruption Laws; Sanctions

. Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director or officer of Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently Crimea, Cuba, Iran, North Korea and Syria.

5.28 Deposit Accounts

. Schedule 5.28 is a true, correct and complete list of all banks and other financial institutions at which Borrower or any Subsidiary maintains deposit accounts, and such schedule correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

6. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any portion of the Loan remains in force and/or any Obligation remains unpaid, Borrower shall, and shall cause its Subsidiaries to:

6.1 Payment of Taxes and Other Potential Liens

. Pay and discharge promptly all Taxes, assessments and governmental charges or levies imposed upon any of them, upon its respective Property or any part thereof and upon its respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid any Tax that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same.

6.2 Preservation of Existence

. Preserve and maintain its respective existences in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its respective business or the ownership or leasing of its respective Property.

6.3 Maintenance of Property

. Maintain, or, with respect to Property subject to Leases, require the Lessees to maintain, in good working order and condition, consistent with industry practice and standards (taking into consideration normal wear and tear), all of its Property and not permit any waste thereof, and, in the ordinary course of business, make all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower, shall not constitute a violation of this covenant.

6.4 Maintenance of Insurance

. Maintain or cause Lessee(s), as applicable, liability, casualty and other insurance (subject to customary deductibles and retentions) on all Property with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and shall furnish to Lenders statements of its insurance coverage and shall promptly, upon Agent’s request, furnish other or additional insurance deemed necessary by Agent to the extent that such insurance may be available. Borrower shall take all actions required to maintain the foregoing insurance and/or to comply with all requirements of such insurance coverage. Agent shall be named as additional insureds on all liability insurance, all risk ground and flight coverage for damage or loss of the related Equipment, and war risk insurance (if applicable) and Agent shall be named as a loss payee under all hull insurance policies insuring the Collateral. Borrower shall deliver to Agent endorsements to all of its (a) “All Risk” and business interruption insurance policies naming Agent as loss payee, and (b) general liability and other liability policies naming Agent as an additional insured. All policies of insurance on real and personal property will include an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurer will give at least thirty (30) days’ prior written notice to Agent before any such policy or policies of insurance shall be canceled. Upon the occurrence and continuation of a Default or Event of Default, Borrower hereby directs all present and future insurers under its and its Subsidiaries’ “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent for the ratable benefit of Lenders. Agent reserves the right at any time, upon review of Borrower’s risk profile, to require additional forms and limits of insurance to adequately protect Lenders’ interests in accordance with Agent’s normal practices for similarly situated borrowers, and if the circumstances are unusual, in Agent’s sole opinion.

6.5 Compliance with Applicable Law

. Comply with all Applicable Law, except that Borrower and its Subsidiaries need not comply with an Applicable Law then being contested by any of them in good faith by appropriate proceedings. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.6 Inspection Rights

. At any time during regular business hours and as often as requested, permit Agent, or any authorized employee or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Property of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of its officers, key employees or accountants.  In addition, Agent shall have the right to cause a Field Examination to be completed as described in Section 3.3.3. In addition, Borrower shall provide Lenders’ Consultant reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Borrower and its Subsidiaries, and furnish to Lenders’ Consultant such financial, operating and property related data and other information as Lenders’ Consultant reasonably requests. Borrower hereby (1) agrees and acknowledges that all of Lenders’ Consultant's analyses, conclusions, reports and other work product are confidential and covered by the attorney-work product privilege and the common interest privilege and, consequently, are exempt from disclosure to Borrower, any Subsidiary or any other Person, (2) acknowledges and agrees that Agent, the Lenders and Lenders’ Consultant may use and share, without liability, among themselves and their respective advisors, attorneys, consultants, accounts, and agents information regarding Borrower and any Subsidiary, the Collateral, the Credit Facility and the Loan Documents, including, without limitation, personally identifiable information and data, financial information, projections, lessee information, and (3) waives any rights or claims with respect to such use or sharing, including regarding financial privacy and data protection laws and regulations.

6.7 Keeping of Records and Books of Account

. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower and its Subsidiaries.

6.8 Compliance with Agreements

. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings.

6.9 Use of Proceeds

. Use the proceeds of the Loans only for the purposes set forth in this Agreement. Borrower will not request any Loan, and will not use, and Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

6.10 Hazardous Materials Laws

. Keep and maintain all real property used and/or owned by Borrower and any of its Subsidiaries and each portion thereof in compliance in all material respects with all applicable Environmental Laws and promptly notify Lender in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Authority pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any senior officer of any of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such real property that could reasonably be expected to cause such real property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such real property under any applicable Hazardous Materials Laws.

6.11 Future Subsidiaries

. Other than (i) JHC, (ii) JMC, (iii) JFC, (iv) ACY 15129 and (v) the Excluded Subsidiaries consisting of ACY SN 19002 Limited, ACY SN 19003 Limited, and ACY E-175 LLC, Borrower shall not create nor allow to exist any Subsidiary.

6.12 Payment of Obligations

. (a) Pay and discharge or cause to be paid and discharged all Obligations in a timely manner; (b) pay and discharge, or cause to be paid and discharged, its Indebtedness in the ordinary course of business prior to an Event of Default; (c) pay and discharge, or cause to be paid and discharged promptly, all Charges; and (d) pay all lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become in default.

6.13 Conduct of Business

. (a) Conduct its business substantially as now conducted or as otherwise permitted hereunder; and (b) at all times maintain, preserve and protect all of the Collateral and keep the same in good repair, working order and condition consistent with industry practices and standards (taking into consideration ordinary wear and tear and excluding inventory and parts which by their nature may not be in good repair, working order or condition) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices and standards.

6.14 Further Assurances; Schedule Supplements

. At any time and from time to time, upon the written request of Agent and at the sole expense of Borrower, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as such Agent may reasonably request to obtain the full benefits of this Agreement and to protect, preserve and maintain all respective parties’ rights in the Collateral and under this Agreement. Upon the occurrence and continuation of a Default or Event of Default and as often as Agent may thereafter require, Borrower will supplement each Schedule to this Agreement with respect to any matter hereafter arising that, if existing or occurring as of the Closing Date, would have been required to be set forth or described in such Schedule; provided, that such supplement shall not be deemed to be an amendment thereof unless expressly consented to in writing by Agent.

6.15 Excess Cash

. Transfer or cause to be transferred to Agent the Excess Cash as of the end of each Fiscal Quarter (as demonstrated by a Compliance Certificate delivered to Agent pursuant to Section 8.1.2 hereof) to pay down the Obligations in an amount equal to 100% of such Excess Cash. The transfer of such Excess Cash in accordance with the foregoing shall be done not later than the date of delivery to Agent of the Compliance Certificate. Agent is hereby authorized to make such transfer.

6.16 Subordination of Third Party Fees

. Provide a subordination, on terms satisfactory to Agent, of any fees paid to any Subsidiaries or Affiliates of Borrower pursuant to ongoing contractual arrangements for services provided to Borrower, including without limitation, licensing, management and marketing fees.

6.17 Aviation Asset Disposition

. Borrower shall cause the Disposition of Equipment owned by it or any Subsidiary and the Excluded Assets (such a sale, an “Aviation Asset Disposition”) and use the Net Cash Proceeds from the Aviation Asset Disposition to pay down the Obligations. Each individual Aviation Asset Disposition shall be subject to Agent’s and Requisite Lenders’ consent in their respective sole and absolute discretion.

6.18 Placards

. Affix and maintain or use its best efforts to cause each Lessee under a Lease to affix to and maintain on all item(s) of Equipment a placard bearing an inscription substantially in the form attached hereto as Exhibit I or such other inscription as Agent from time to time may reasonably request. The Borrower shall, on a quarterly basis, provide to Agent a list of all Equipment subject to a Lease indicating, to the best knowledge of the Borrower, which items of Equipment have placards affixed and on which no such placard is affixed.

6.19 Maintenance of Current Depreciation Policies

. Maintain its method of depreciating its assets substantially consistent with past practices as set forth in Schedule 5.22 and promptly notify Agent of any deviation from such practices.

6.20 Preservation of International Interests and Liens

. At its expense, cause (i) the registration with the International Registry of the International Interests with respect to the Mortgage and each Lease with a Lessee domiciled or with its chief executive office in a Contracting State or otherwise create a Lien in favor of Agent under Applicable Law, and (ii) maintain the rights and International Interests of the Equipment Owner in the Equipment or otherwise maintain such Lien, as against any third parties under Applicable Law and as against all third parties, whether in any Contracting State under the Cape Town Convention or otherwise. The Borrower agrees to furnish Agent with copies of all documents relating to the foregoing and with recording and registration data as promptly as practicable following the issuance of the same by the FAA, the International Registry, or such other Person under Applicable Law.

6.21 JMC Management Agreement

. Provide prompt notice to Agent of any amendment or termination of the JMC Management Agreement.

6.22 Strategic Alternative Milestone

. Comply with the following requirements by the following deadlines:

(a) 5:00 p.m. Eastern Time on May 6, 2020 deadline for Borrower to present to Lenders a letter of intent by a prospective interested party on such party’s letterhead dated not earlier than April 8, 2020 (“LOI”) that provides for a transaction that would, if executed, repay the Obligations under the Loan Documents owed to Agent and the Lenders and the due and payable Lender Hedging Obligations in an amount and transaction structure satisfactory to all Lenders by the Strategic Alternative Closing Milestone (defined below) (such a transaction, the “Strategic Alternative”). The requirement to deliver such LOI in accordance with this Section is referred to herein as the “Strategic Alternative LOI Milestone”. For clarity, (i) multiple LOIs for multiple transactions (e.g., an LOI for refinancing a portion of the Obligations and another LOI for the sale of certain aircraft) would be acceptable as long as (1) the aggregate Net Cash Proceeds generated from such transactions, if executed, would be sufficient to repay the Obligations by the Strategic Alternative Closing Milestone in an amount satisfactory to all Lenders and (2) the requirements to close the transaction under each such LOI are consistent with those of the transaction under each other LOI part of the group of LOIs for the multiple transactions such that no such transaction under any LOI is effectively not feasible as a result of the terms of the LOI for another transaction. The Lenders shall have forty-eight (48) hours to provide their consent or rejection to the Agent of the LOI satisfying the Strategic Alternative LOI Milestone. To the extent no consent or rejection is provided by such deadline by a Lender, such Lender will be considered to have consented that such LOI satisfies the Strategic Alternative LOI Milestone.

(b) 5:00 p.m. Eastern Time on June 29, 2020 deadline for Borrower to receive and present to Lenders a fully-executed (tentative or generally non-binding) agreement on the terms and conditions of a purchase agreement for a transaction that would, if executed, repay the Obligations by the Strategic Alternative Closing Milestone in an amount and transaction structure satisfactory to all Lenders with the terms and conditions reflected in a revised document among the Company and buyer (the “Revised Transaction Letter”), which Revised Transaction Letter provides for an exclusivity period with respect to the assets covered thereby and a good faith deposit that is deposited in the Restricted Account within ten (10) Business Days of the execution such Revised Transaction Letter (the “Exclusivity Milestone”). For clarity, (i) Revised Transaction Letters for multiple transactions (e.g., for refinancing a portion of the Obligations and another for the sale of certain aircraft) would be acceptable as long as (1) the aggregate net cash proceeds generated from such transactions, if executed, would be sufficient to repay the Obligations by the Strategic Alternative Closing Milestone in an amount satisfactory to all Lenders and (2) the requirements to close each transaction under each such Revised Transaction Letter is consistent with those of the other transactions contemplated under the other Revised Transaction Letters such that no such transaction is effectively not feasible as a result of the terms of any of the other Revised Transaction Letters. The Lenders shall have forty-eight (48) hours to provide their consent or rejection to the Agent of the Revised Transaction Letter satisfying the Exclusivity Milestone. To the extent no consent or rejection is provided by such deadline by a Lender, such Lender will be considered to have consented that such Revised Transaction Letter satisfies the Exclusivity Milestone.

(c) 5:00 p.m. Eastern Time on August 15, 2020 deadline for Borrower to close the Strategic Alternative, at which time Borrower shall cause the Net Cash Proceeds of the Strategic Alternative to be used to pay the Obligations in an amount satisfactory to all Lenders (the “Strategic Alternative Closing Milestone”).

(d) Failing to meet any of (i) the Strategic Alternative LOI Milestone, (ii) the Exclusivity Milestone or (iii) the Strategic Alternative Closing Milestone shall result in an immediate Event of Default (a “Strategic Alternative Event of Default”), which Strategic Alternative Event of Default may not be waived without consent of all Lenders.

6.23 Maintenance of Collateral; Compliance with the Aviation Assets Requirements

. Agent shall possess a first priority security interest in any Equipment included in the Collateral which shall be (i) electronically recorded on the International Registry (Cape Town Convention), (ii) filed with the FAA in the case of (A) any Aircraft that are registered with the FAA and (B) all Engines, whether or not attached to an Aircraft or a Leased Spare Engine, and (iii) promptly, to the satisfaction of Agent, and as soon as practical and in any event within thirty (30) days following registration with the International Registry, perfected through all additional required local foreign jurisdiction security conventions (if any) to secure the payment, promptly when due. Borrower shall execute a Lessee Letter for each Lease.

6.24 Maintenance of Records

. Cause all Lessees of Equipment to maintain adequate maintenance and usage records in English in accordance with applicable aviation regulations.

6.25 Excluded Assets

. Comply with the following:

(a) If an Excluded Asset is no longer pledged as collateral for any Permitted Excluded Subsidiary Financing and such Asset remains owned by the Excluded Subsidiary, Borrower shall promptly notify the Agent thereof and, at sole option of Agent, either (i) cause such Excluded Subsidiary to become a Subsidiary Guarantor hereunder by causing its assets to be subjected to a Lien securing the Obligations, including its execution of a Subsidiary Guaranty and Security Agreement, and will take such actions as shall be necessary or shall be requested by the Lenders to grant and perfect such Liens, or (ii) cause such Excluded Subsidiary to sell its assets (including its Excluded Assets) and to make a distribution of the proceeds thereof to Borrower, and cause such proceeds upon receipt by Borrower to be used to satisfy the Obligations.

(b) Except as provided in subsection (c) below, if the sale or disposition of an Excluded Asset generates funds in excess of the amount sufficient to prepay or repay the Permitted Excluded Subsidiary Financing secured by such Excluded Asset and pay the third-party costs associated with such prepayment or repayment and sale (the “Excess Proceeds”), Borrower shall immediately cause the Excluded Subsidiary holding such Excess Proceeds to make a distribution of such amount to Borrower and then cause such amount upon receipt by Borrower to be used to satisfy the Obligations.

(c) So long as the loan tranche under the Excluded Subsidiary Facility owing by any of the Excluded Subsidiaries which owns the Aircraft described on Schedule 1.1d and bearing serial numbers, respectively, 19002 (the “Air Nostrum 1 Aircraft”) and 19003 (the “Air Nostrum 2 Aircraft ” and, together with Air Nostrum 1 Aircraft, the “Air Nostrum Aircraft”) (with such Excluded Subsidiaries referred to herein, respectively, as the “Air Nostrum 1 Borrower” and the “Air Nostrum 2 Borrower”, with the Air Nostrum 1 Borrower and Air Nostrum 2 Borrower referred to herein together as the “Air Nostrum Borrower”) remains outstanding, then the following shall apply:

(1) With respect to Excess Proceeds from Aircraft that is an Excluded Asset other than Air Nostrum Aircraft, such Excess Proceeds may be applied as provided in the Excluded Subsidiary Facility (as documented on February 7, 2019), which provides for the application of such Excess Proceeds, promptly following availability, to be used, to prepay (in full or in part) the indebtedness under the Excluded Subsidiary Facility by such Excluded Subsidiary that owns such Aircraft or any other Excluded Subsidiary.

(2) With respect to Excess Proceeds from either Air Nostrum Aircraft, such Excess Proceeds shall, promptly following availability, be used to satisfy the loan tranche under the Excluded Subsidiary Facility owing by the other Air Nostrum Borrower (and owing by either Air Nostrum 1 Borrower or Air Nostrum 2 Borrower) to the extent such loan tranche is then outstanding.

(d) Once the applicable loan tranches of the Excluded Subsidiary Facility secured by an Excluded Asset are repaid, the Excluded Subsidiary that owned such Excluded Asset shall be dissolved promptly following the sale of such Excluded Asset (subject to requirements set forth in Applicable Law, including United Kingdom revenue and commercial law if such Excluded Subsidiary is organized in the United Kingdom) unless Agent requests that it become a Subsidiary Guarantor in accordance with clause (a)(i) of this Section or designates it as an Immaterial Subsidiary (subject to the satisfaction of the factors in the definition of “Immaterial Subsidiary”).

6.26 PPP Loan

. Comply with the following:

(a) use the proceeds of the PPP Loan during the PPP Covered Period to pay for only the allowable purposes under the CARES Act for the PPP Loan to qualify for loan forgiveness under the PPP Loan Forgiveness Requirements;

(b) maintain such documentation and take such actions as shall be required to evidence compliance with the PPP Loan Forgiveness Requirements;

(c) promptly after the end of the PPP Covered Period, but in no event more than ten (10) Business Days thereafter, submit an application to the holder of the debt in respect of the PPP Loan (or the party servicing the PPP Loan on behalf of the holder of such debt), and any other party required to receive such application, for loan forgiveness with respect to the PPP Loan, in accordance with PPP Loan Forgiveness Requirements, and deliver written notice to Agent that such application has been submitted to such parties;

(d) promptly, but not later than ten (10) days after forgiveness of the PPP Loan is obtained, deliver to Agent evidence of such forgiveness;

(e) promptly (but in any event within two (2) Business Days), deliver to Agent notice of (i) any default, breach or event of default under any PPP Loan documentation, setting forth the details of such default, breach or event of default, and (ii) copies of all material notices and other documents and materials received or delivered pursuant to any PPP Loan documentation; and

(f) promptly upon request, take such other actions as Agent or the Lenders may request in connection with the foregoing.

An immediate Event of Default shall occur if the PPP Loan ceases to be eligible for forgiveness.

7. NEGATIVE COVENANTS

Borrower covenants and agrees that, from the Closing Date until the Termination Date, Borrower and its Subsidiaries shall not, directly or indirectly, by operation of law or otherwise:

7.1 Modification of Formation Documents

. Amend its certificate of incorporation or formation documents that could have or reasonably be expected to have a Material Adverse Effect.

7.2 Failure to Act/Duty to Act

. Take any action or omit to take any action, which act or omission would constitute a material default or a material event of default pursuant to, or noncompliance with, any contract, lease (including any Leases), mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien and which would have a Material Adverse Effect on Borrower’s business.

7.3 Modification of Debt

. Cancel or modify any debt owing to it, except for reasonable consideration in the ordinary course of its business or which would not have a Material Adverse Effect on Borrower’s financial condition.

7.4 Transfers to Restricted Subsidiaries

. Allow Cash or any other Collateral to be directly or indirectly transferred to any Restricted Subsidiary; provided that, so long as no Default or Event of Default (other than the Specified Events of Default during the Forbearance Period) then exists, Borrower may transfer to the JFC Bank Account at any one time funds sufficient to satisfy the JFC Obligations projected to be due and payable in the next thirty (30) days.

7.5 Disposition of Property

. Make any sale, transfer or other disposition in any single transaction or series of related transactions of any asset or group of related assets of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired (“Disposition”), except (i) a Disposition (other than an Aviation Asset Disposition) by Borrower to a Wholly-Owned Subsidiary that is not a Restricted Subsidiary and (ii) Aviation Asset Disposition in accordance with Section 6.17.

7.6 Mergers

. Merge or consolidate with or into any Person.

7.7 Acquisitions

. Directly or indirectly use the proceeds of any Loan or Collateral in connection with the Acquisition of part or all of a voting interest in any corporation or other business entity.

7.8 Distributions

. Make any Distribution, whether from capital, income or otherwise, whether in Cash or other Property.

7.9 ERISA

. Create or maintain any Pension Plans or incur any withdrawal liability to any Multiemployer Plan (as defined herein).

7.10 Change in Nature of Business; Change in Control

. Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, or at any time, permit any Change in Control to occur.

7.11 Swap Contracts

. Not enter into any Swap Contract, unless (i) such Swap Contract was entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation, (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than normal setoff or netting rights, and (iii) Borrower obtains Agent’s prior written approval (which may be withheld, delayed or conditioned in Agent’s sole and absolute discretion).

7.12 Liens and Negative Pledges

. Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its respective Property or any Collateral or engage in any sale and leaseback transaction with respect to any of its respective Property or any Collateral, whether now owned or hereafter acquired, except:

7.12.1 Liens and Negative Pledges under the Loan Documents;

7.12.2 Permitted Liens;

7.12.3 [Reserved];

7.12.4 Liens securing purchase money Indebtedness permitted by Section 7.13.3 on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness; provided that such Liens do not at any time encumber assets other than the Property financed by such Indebtedness and the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

7.12.5 Liens securing Lender Hedging Obligations; or

7.12.6 Liens on the Excluded Assets and the equity interests in the Excluded Subsidiaries, securing the Permitted Excluded Subsidiary Financing.

7.13 Indebtedness and Guaranteed Indebtedness

. Create, incur or assume any Indebtedness or guaranty obligation except:

7.13.1 Indebtedness and Guaranteed Indebtedness under the Loan Documents;

7.13.2 Indebtedness and Guaranteed Indebtedness owed to Borrower or any of its Subsidiaries (other than a Restricted Subsidiary);

7.13.3 Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within ninety (90) days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000;

7.13.4 Indebtedness related to Lender Hedging Obligations;

7.13.5 Guaranteed Indebtedness in support of the obligations of a Wholly-Owned Subsidiary (other than a Restricted Subsidiary), provided that such obligations are not prohibited by this Agreement; and

7.13.6 Permitted Indebtedness.

7.14 Transactions with Affiliates

. Make, or suffer to exist, any loan or advance or extend any credit to any Person, including, without limitation, any Affiliate of the Borrower other than, but to the extent not otherwise prohibited hereunder:

7.14.1 advances to Affiliates (other than Restricted Subsidiaries) in the ordinary course of business not to exceed $25,000.00 in the aggregate outstanding at any time;

7.14.2 trade credit with Affiliates (other than Restricted Subsidiaries) advanced in the ordinary course of business on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power; and

7.14.3 transactions between or among Borrower and its Subsidiaries to the extent they do not give rise to any Indebtedness or Guaranteed Indebtedness.

7.15 Subsidiary Indebtedness

. Permit (whether or not otherwise permitted under Section 7.13) any Subsidiary to create, incur, assume or suffer to exist any Indebtedness or guaranty obligation, except (a) Indebtedness and Guaranteed Indebtedness (i) under the Loan Documents or (ii) in existence on the Closing Date and described on Schedule 1.1f, (b) Indebtedness owed (other than from a Restricted Subsidiary) to Borrower or another Subsidiary (other than a Restricted Subsidiary) of Borrower (to the extent not otherwise prohibited hereunder), (c) Capital Lease Obligations and purchase money obligations of a Subsidiary in respect of Property used or leased by that Subsidiary (subject to the limitations in Sections 7.12.4 and 7.13.3; and (d) with respect to the Excluded Subsidiaries, the Permitted Excluded Subsidiary Financing.

7.16 Restricted Subsidiaries

. Notwithstanding anything to the contrary in this Agreement or any other Loan Document:

7.16.1 permit any Restricted Subsidiary (i) to possess any Assets; provided however, that the Excluded Subsidiaries may possess the Excluded Assets or any Cash, Cash Equivalents or other proceeds other than proceeds from the ownership and operation of the Excluded Assets; provided further, that JFC may possess at any one time Cash sufficient to pay the JFC Obligations in an amount not greater than the amount forecasted to be due and payable in the next thirty (30) days thereafter; (ii) incur any Indebtedness or Liens other than those permitted in accordance with the Permitted Excluded Subsidiary Financing; (iii) to conduct any business other than, with respect to the Excluded Subsidiaries, owning and operating the Excluded Assets (and activities incidental thereto); or (iv) except as otherwise permitted under Section 7.1, to amend its organizational documents;

7.16.2 create, assume, incur or suffer to exist any Lien on or in respect of any of its Assets for the benefit of any Restricted Subsidiary;

7.16.3 transfer, cause to be transferred, to any Restricted Subsidiary, any Assets constituting Collateral or of the type of Asset constituting Collateral (including, but not limited to, Cash) (except to the extent permitted under Section 7.4); or

7.16.4 make any Investment in any Restricted Subsidiary other than ownership of the Stock thereof.

7.17 New Shareholders

. Issue or otherwise grant shares of stock to any new shareholders unless (i) Agent has confirmed that such transaction would not cause a violation of the Patriot Act and (ii) such new shareholder(s) has executed a stock pledge agreement and stock power in favor of Agent for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

7.18 Redemptions; Dividends

. Purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments or declare or pay any dividends with respect to, any shares of its Stock now or hereafter outstanding or set apart any sum for any such purpose; nor agree (or cause or permit any Subsidiary to agree) with any third party to prohibit, condition or restrict the payment of dividends and distributions by such Subsidiary to Borrower or to another Subsidiary.

7.19 Investments

. Make or suffer to exist any Investment, other than:

7.19.1 Investments in existence on the Closing Date and disclosed on Schedule 7.19;

7.19.2 Investments consisting of Cash Equivalents;

7.19.3 [reserved];

7.19.4 Investments consisting of reasonable and customary business-related advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes not to exceed $25,000 in the aggregate at any time outstanding;

7.19.5 Investments in a Subsidiary that is a Wholly-Owned Subsidiary (to the extent not otherwise prohibited hereunder); provided that Borrower shall not (a) create or allow to exist any Subsidiary unless such Subsidiary (excluding any Immaterial Subsidiary and, subject to Section 6.25, any Excluded Subsidiary) shall have executed and delivered to the Agent a guaranty and a security agreement each in form acceptable to the Agent creating in favor of the Agent a first priority perfected Lien on its assets, and, if Agent so requests in its discretion, Borrower shall have delivered to Agent a pledge of 100% of the stock of such Subsidiary in form and substance satisfactory to Agent) or (b) acquire (including, without limitation, by way of share exchange) any part or amount of the Stock or assets of, or make any Investments in, any other Person except Investments otherwise expressly permitted under this Agreement;

7.19.6 Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business not otherwise prohibited hereunder and any Investments received in satisfaction or partial satisfaction thereof;

7.19.7 Investments received in connection with the settlement of a bona fide dispute with another Person; or

7.19.8 Investments representing all or a portion of the sales price of Property sold or services provided to another Person.

7.20 Deposit Accounts

. Directly or indirectly, open, maintain or otherwise have deposit accounts, except (i) the Restricted Account, (ii) any other deposit account with respect to which Agent has an Account Control Agreement, and (iii) as long as Borrower remains in compliance with Section 7.4, the JFC Bank Account. Borrower shall, and shall cause each Subsidiary (other than an Excluded Subsidiary) to, not hereafter establish and maintain any deposit account unless (1) Borrower shall have given the Agent thirty (30) days’ prior written notice (or such lesser notice period as the Agent may agree to) of its intention to establish such new deposit account with a depository bank, (2) such depository bank shall be acceptable to the Agent and, (3) such depository bank and Borrower (or any such Subsidiary) shall have duly executed and delivered to the Agent, within twenty (20) Business Days of the date of establishing such deposit account, an Account Control Agreement with respect to such deposit account.

7.21 Leases

.

7.21.1 New Leases. Borrower shall not enter into a Lease with respect to any Equipment except a Lease that constitutes an Eligible Lease.

7.21.2 Lease Amendments. Borrower shall not enter into any amendment of any Lease (other than the Specified Leases) involving a modification of lease payments, residual value guaranty, the term of such Lease or the return conditions of the Equipment subject thereto, except with the prior written approval of Requisite Lenders (in their sole discretion).

8. INFORMATION AND REPORTING REQUIREMENTS

8.1 Reports and Notices

. Borrower represents, warrants and agrees that, from and after the Closing Date until the Termination Date, Borrower shall deliver, or cause to be delivered, to Agent:

8.1.1 within sixty (60) days following the end of each of the first three (3) Fiscal Quarters for each Fiscal Year, (unless an extension is approved by the SEC), SEC Form 10-Q of Borrower for such Fiscal Quarter; provided that the timely EDGAR SEC filing of such Form 10-Q, along with delivery of a hard or .pdf copy to Agent of such Form 10-Q, shall satisfy this requirement; provided further that if any such Form 10-Q is not filed with the SEC within such sixty (60) day time period, then Borrower shall instead deliver, or cause to be delivered, to Agent internally prepared consolidated Financial Statements of Borrower and its Subsidiaries (including income statement, balance sheet, and statement of cash flows) on or before the end of the sixty (60) day period;

8.1.2 within five (5) Business Days following the end of each Fiscal Quarter, a certification from Borrower, in the form of a Compliance Certificate;

8.1.3 within ninety (90) days following the end of each Fiscal Year, (unless an extension is approved by the SEC) or, in any event, within fifteen (15) days of a timely filing with the SEC, (a) the consolidated Financial Statements of Borrower for such Fiscal Year; (b) an unqualified report and opinion by an independent certified public accounting firm acceptable to Agent with respect to such Financial Statements, (c) any management letters of such public accounting firm addressed to Borrower, and (d) internally prepared consolidating unaudited balance sheets of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries), as of the end of such Fiscal Year and the related consolidating unaudited statements of income and cash flow of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries) for such Fiscal Year setting forth in each case in comparative form the figures for the corresponding previous year, and certified by an Authorized Signatory of Borrower as being prepared in accordance with GAAP and fairly stated in all material respects; provided that the timely EDGAR SEC filing of a Form 10-K, along with delivery of a hard or ..pdf copy to Agent of such Form 10-K, shall satisfy the requirements of subsections 8.1.3(a) and (b); provided further, that if such Form 10-K is not filed with the SEC within such ninety (90) day time period, then the Borrower shall instead deliver, or cause to be delivered, to Agent internally prepared consolidated Financial Statements of Borrower and its Subsidiaries for such Fiscal Year (including income statement, balance sheet, and statement of cash flows) on or before the end of the period ending one hundred five (105) days after the end of the Fiscal Year;

8.1.4 Within (30) days following the end of each calendar month, internally prepared consolidating unaudited balance sheets of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries), as of the end of such month, and the related consolidating unaudited statements of income, and cash flows of Borrower and its consolidated Subsidiaries (for clarity, including Excluded Subsidiaries) for such fiscal month, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by an Authorized Signatory of Borrower as being prepared in accordance with GAAP and fairly stated in all material respects;

8.1.5 as soon as practicable and in any event within fifteen (15) days after the end of each calendar month, (i) a report listing all Leases of Equipment; and (ii) and a lease receivables aging report, which covers both Leases under which the Lessees are current and Leases under which the Lessees are delinquent (all of the foregoing in form and substances reasonably satisfactory to Agent and certified by an Authorized Signatory);

8.1.6 [Reserved];

8.1.7 as soon as available, but in any event within fifteen (15) days after the end of June 30 and December 31 of each Fiscal Year, two substantially concurrent Appraisals, each performed by a different Appraiser acceptable to Agent and at Borrower’s expense, with respect to all Equipment and Excluded Assets. In addition, upon the request of any Lender, Borrower shall permit Agent to retain an Appraiser to conduct additional Appraisals, which shall be performed at Borrower’s expense once per Fiscal Year with subsequent additional Appraisals at the requesting Lender’s expense;

8.1.8 [Reserved];

8.1.9 concurrently with the submission to the lender under the Excluded Subsidiary Facility, unaudited Financial Statements of the Excluded Subsidiaries that are borrowers thereunder (required to be delivered under the Excluded Subsidiary Facility within one hundred eighty (180) days after the end of each Fiscal Year of the Excluded Subsidiaries);

8.1.10 promptly upon their becoming available, copies of any (a) correspondence or notices received by the Borrower or any Subsidiary from any Governmental Authority which regulates the operations of the Borrower or any Subsidiary, including as to environmental matters and Hazardous Material, relating to an actual or threatened change or development which would have, or would reasonably be expected to have, a Material Adverse Effect on the Borrower or any Subsidiary; (b) written reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants; and (c) any appraisals received by the Borrower or any Subsidiary with respect to its Assets;

8.1.11 promptly, notice in writing of (i) any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts, individually or in the aggregate, in excess of $200,000.00, affecting the Borrower or any Subsidiary as a defendant, whether or not fully covered by insurance, and regardless of the subject matter thereof, or, if no monetary amounts are claimed in connection therewith, which proceeding or dispute, if determined or resolved against the Borrower or any Subsidiary is reasonably likely to have a Material Adverse Effect on the Borrower or any Subsidiary, (ii) any cancellation or threatened cancellation by any insurance carrier of any insurance policy or policies carried by the Borrower or by any of its Subsidiaries on the assets and properties of the Borrower or any Subsidiary or (iii) any resignation or termination of any director or executive or senior officer of the Borrower;

8.1.12 promptly, and in any event within five (5) Business Days, notify in writing the Agent of any material damage to or other Event of Loss with respect to any Eligible Assets;

8.1.13 promptly upon the earlier of the date on which the Borrower becomes aware or, in the exercise of reasonable due diligence should have become aware of the same, notify the Agent by telephone (to be confirmed within one (1) day in writing from the Borrower to Agent and each Lender) of the occurrence of any of the following:

(a) any Default;

(b) with respect to the Excluded Subsidiary Facility, (i) any default or event of default thereunder, (ii) the commencement of exercise of remedies by or on behalf of NordLB, (iii) any lessee of the collateral thereunder becoming delinquent or is otherwise in default under its lease;

(c) any default or event of default any other contract or contracts and the default or event of default involves payments by the Borrower in an aggregate amount equal to or in excess of $200,000.00;

(d) a default or event of default under or as defined in any evidence of or agreements for any Indebtedness for borrowed money under which the Borrower’s liability is equal to or in excess of $200,000.00, individually or in the aggregate, whether or not an event of default thereunder has been declared by any party to such agreement or any event which, upon the lapse of time or the giving of notice or both, would become an event of default under any such agreement or instrument or would permit any party to any such instrument or agreement to terminate or suspend any commitment to lend to the Borrower or to declare or to cause any such indebtedness to be accelerated or payable before it would otherwise be due;

(e) any change in any Applicable Law, including, without limitation, changes in Tax laws and regulations, which would have a Material Adverse Effect on the Borrower or any Subsidiary;

(f) any litigation, administrative proceeding, investigation, business development, or change in financial condition which could reasonably have a Material Adverse Effect on the Borrower or any Subsidiary;

(g) any instance in which Equipment are operated (x) on routes with respect to which it is customary for air carriers flying comparable routes to carry confiscation or expropriation insurance or (y) in any area designated by companies providing such coverage as a recognized or threatened war zone or area of hostilities or an area where there is a substantial risk of confiscation or expropriation;

8.1.14 promptly upon receipt thereof or concurrently with delivery thereof by the Borrower, as the case may be, copies of any correspondence, requests, reports, statements, claims, consents, notices or other documents of any kind received or sent by the Borrower under or with respect to any Material Contract which evidence or relate to an event or circumstance which would have, or would reasonably be expected to have, a Material Adverse Effect on the Borrower or any Subsidiary;

8.1.15 promptly upon the filing thereof with the SEC one copy of each Financial Statement, report, notice or proxy statement sent by the Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by the Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency; and

8.1.16 subject to the prohibitions set forth in Section 7.1 hereof, promptly deliver to the Agent copies of any material amendments, modifications or supplements to (i) certificate of incorporation or by-laws and (ii) any Material Contract, certified, with respect to the certificate of incorporation, by the appropriate state officials, and, with respect to the other foregoing documents, by the secretary or assistant secretary of the Borrower.

8.2 Cash Flow Budget

. Continue on a bi-weekly basis, based on the timeline in place prior to Closing Date, to deliver to Agent a 13-week cash flow model (a “Cash Flow Budget”), in form and substance acceptable to Agent, along with a variance report (“Cash Flow Variance Report”) on both a week by week basis and a cumulative, weekly roll-forward basis through the end of the immediately preceding week, a comparison of the actual cash disbursements to the projected cash disbursements and the actual cash receipts to the projected cash receipts, each as set forth in the Cash Flow Budget for such period.

8.3 Maintenance Expense Report

. Continue on a monthly basis, based on the timeline in place prior to Closing Date, to deliver to Agent (i) a twelve (12) month rolling cash-basis forecast of the maintenance cash disbursements related to the Collateral and Excluded Assets (“Maintenance Expense Report”). Each such Maintenance Expense Report shall provide a breakdown forecast with respect to each item of such assets, be consistent with the form attached hereto as Schedule 8.3 and as otherwise in form and substance satisfactory to Agent, and (ii) a variance report, on both a month-by-month basis and a cumulative, monthly roll-forward basis through the end of the immediately preceding month, comparing the actual cash disbursements to the projected cash disbursements for such period.

8.4 Collateral Report

. Continue on a bi-weekly basis, based on the timeline in place prior to Closing Date, to deliver to Agent a detailed report containing the following information, satisfactory to the Lenders, regarding all aircraft and engines that are part of the Collateral (the “Collateral Report”): (i) the base location of the Collateral covered thereby and the country in which each aircraft is registered and the countries to which it is flown by its Lessee, (ii) whether such Collateral is on Lease, (iii) if it is on Lease, whether there is a default under such Lease and, if there is such a default, a description of the default and Borrower’s intended action with respect thereto, and (iv) with respect to Marketed Aircraft, an accounting of the ongoing expenses for storage, insurance and similar expenses for such Collateral, the date and time of any visits by or on behalf of Borrower to monitor such Collateral and the name of the person(s) undertaking such visits (beginning with the most recent visit made as of the date hereof and continuing for any visits made thereafter). The Collateral Report shall be consistent with the form provided by Borrower to Agent prior to the Closing Date and as otherwise in form and substance satisfactory to Agent.

8.5 Maintenance Reserve Liability Report

. Continue to deliver, within twenty (20) days after each calendar month, to Agent a report (the “Maintenance Reserve Liability Report”), in form and substance satisfactory to Agent, for the latest period for which the Lessee has provided utilization information detailing the following information for each Aircraft constituting part of the Collateral:

8.5.1 the amount of all maintenance reserves collected from the applicable Lessee on account of such maintenance expenses less the total of all prior contributions to maintenance paid out by Borrower pursuant to such Lease (the “Maintenance Reserves Balance”) as of the last report;

8.5.2 the amount of maintenance reserves collected since the previous report;

8.5.3 the amount of any Lessee maintenance reserves claims paid out by Borrower since the last report;

8.5.4 the current ending Maintenance Reserves Balance as of the date of the report;

8.5.5 the amount of any maintenance reserves claims submitted from the Lessee since the last report that are in the process of being verified by Borrower but not yet paid out; and

8.5.6 whether under the terms of the applicable Lease, (1) the Maintenance Reserves Balance remaining at lease end, after lessee has complied with its rental and return obligations, is refundable to Lessee, or may be retained by Borrower and (2) whether such Lessee can offset any future rent or residual payments under its applicable Lease against the amount of such Maintenance Reserves Balance.

8.6 Lender Update

. Make available on as frequently as a weekly basis, (i) senior management of Borrower and, at Borrower’s option or upon request of Agent, Borrower’s financial advisor, Financial Advisor/Consultant or other advisors for meetings or conference calls with Agent and the Lenders (and their representatives and consultants), and (ii) senior management of Borrower, Financial Advisor/Consultant and B. Riley for conference calls with Agent and Lenders’ advisors, in either case at such dates and times to be provided by Agent upon reasonable notice. The purpose of such meetings will be to discuss the status of the financial, collateral, and operational condition, businesses, liabilities, assets, and prospects of Borrower and the Collateral, any sale, refinance or other strategic transaction efforts.  Borrower and its Subsidiaries shall promptly provide copies of all non-privileged non-confidential written materials provided to, or produced by, Borrower or Subsidiaries in connection with any sale, refinance, other strategic transaction efforts (including, without limitation, any letters of intent, confidentiality agreements, draft purchase documents, commitment letters, and correspondence to or from any Governmental Authority) and material third party reports relating to the financial, collateral, or operational performance of Borrower and the Collateral or any other non-privileged non-confidential written material as Agent may reasonably request from time to time. Without limiting the foregoing, Borrower agrees to notify Agent immediately upon either Borrower becoming aware of any material change or development relating to any sale or refinance efforts or to the financial, collateral, or operational condition, businesses, assets, liabilities, or prospects of Borrower or the Collateral. Borrower agrees to cause, and hereby irrevocably authorizes, its Financial Advisor/Consultant to deliver to Agent and the Lenders such information as Agent and the Lenders may request concerning the Collateral, sale or refinance efforts related thereto, and the financial or operational condition of the businesses, assets, liabilities, or prospects of Borrower, and, in the event of termination of the services of the Financial Advisor/Consultant, the reasons for such termination.

8.7 Bank Account Report

. In connection with the submission of each Cash Flow Variance Report submitted for the Cash Flow Budget on a bi-weekly basis, deliver to Agent a report (the “Bank Account Report”) setting forth the following information for each bank account held by Borrower and its Subsidiaries: (i) the name of the Person on the account, (ii) the institution where the account is held, (iii) the type of the account, (iv) the account number redacted except for the last 4 digits, and (v) the balance of such account as of the last week covered by the Cash Flow Variance Report.

8.8 Offers

. Provide to Lenders’ Consultant on a weekly basis all offers received regarding the Collateral and Excluded Assets, any refinancing offers and any related transactional documents.

8.9 Bid Summary Report

. Provide to Agent and Lenders on a weekly basis a report, in the form attached hereto as Schedule 8.9 (the “Bid Summary Report”) and as otherwise approved by Agent, containing a list of all bids on assets / refinancing offers received to date, list of aircraft involved in each bid, and economic return of each bid for the Lenders (with the bidder name may be redacted).

8.10 Other Reports

. Borrower shall, upon the request of any Lender or Agent, furnish to Agent such other reports in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or the Collateral, all in reasonable detail, and Borrower shall advise Agent promptly, in reasonable detail, of: (a) any Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral; (b) any material change in the composition of the Collateral; and (c) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect.

9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1 Events of Default

. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” under this Agreement:

9.1.1 Borrower shall fail to make any regularly scheduled payment of principal or interest in respect of any Obligations within three (3) Business Days after the same shall become due and payable or is declared due and payable (provided that no grace period shall apply to nonpayment of the Obligations on the Maturity Date); or

9.1.2 Borrower or Owner Trustee, as applicable, shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms, Obligations (other than under Section 9.1.1) or provisions contained in this Agreement or any of the other Loan Documents and such default shall have continued for a period of thirty (30) days after Agent’s or any Lender’s notice to Borrower and/or Owner Trustee, as applicable, of such default hereunder; provided, there shall be no grace period for Borrower’s failure to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Section 4.2, Sections 6.9, 6.15, 6.17, and 6.22 and Section 7 (except for Section 7.12); or

9.1.3 an event of default shall occur under any Indebtedness to which Borrower or a Subsidiary is a party, or by which any such Person or its property is bound, and such event of default (1) involves the failure to make any payment, whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding $200,000, or (2) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding $200,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

9.1.4 any representation or warranty in this Agreement or any other Loan Document, or in any written statement, report or certificate pursuant hereto or thereto, shall be untrue or incorrect in any material respect as of the date when made or deemed to be made by the Borrower or any Subsidiaries; or

9.1.5 any of the assets of Borrower or any Subsidiary having a value of $1,000,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Person, and any of the foregoing shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person other than Borrower or any Subsidiary shall apply for the appointment of a receiver, trustee or custodian for the assets of Borrower or any Subsidiary and the order appointing such receiver, trustee or custodian shall remain unstayed or undismissed for sixty (60) consecutive days; or Borrower or any Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its Property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

9.1.6 a case or proceeding shall have been commenced involuntarily against Borrower or any Subsidiary in a court having competent jurisdiction seeking a decree or order: (1) under the Bankruptcy Code or any other applicable Federal, state or foreign Debtor Relief Law, and seeking either (i) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its properties, or (ii) the reorganization or winding up or liquidation of the affairs of any such Person and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (2) invalidating or denying (i) any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document, or (ii) the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

9.1.7 Borrower or any Subsidiary shall (1) file a petition under the Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, (2) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such Person or of any substantial part of its properties, (3) fail generally to pay (or admit in writing its inability to pay) its debts as such debts become due, or (4) take any corporate action in furtherance of any such action; or

9.1.8 final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against Borrower or any Subsidiary, unless the same shall be (i) fully covered by insurance (subject to any contractual deductibles) and the issuer(s) of the applicable policies shall have acknowledged substantial coverage in writing within fifteen (15) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment; or

9.1.9 Borrower or any Subsidiary voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated; or

9.1.10 Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or other Governmental Authority, the effect of which order restricts such Person from conducting all or any material part of its business; or

9.1.11 the loss, suspension, revocation or failure to renew any License or permit now held or hereafter acquired by Borrower or any Subsidiary, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

9.1.12 any Lien or any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral covered or purported to be covered thereby; or

9.1.13 any Change in Control of Borrower shall have occurred; or

9.1.14 The occurrence of any event of default or the equivalent thereof under any other Debt Instrument (as defined below), in each case following any applicable grace period, under any term, condition or covenant of any bond, note, debenture, guaranty, trust agreement, mortgage or similar instrument to which the Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a “Debt Instrument”) if the outstanding Indebtedness or obligations of the Borrower or such Subsidiary under such Debt Instrument exceeds $1,000,000.00 in aggregate principal amount and (x) may be declared to be due and payable by reason of such default or event of default prior to the date on which such indebtedness or obligations would otherwise become due and payable, with or without the giving of notice or the passage of time or both, or to terminate or suspend any commitment to make advances or lend monies or to accelerate the rate of payment of unpaid Indebtedness or to terminate the Borrower or such Subsidiary as a servicer or manager of such Indebtedness or the assets secured thereby, and (y) is due and payable and unpaid; or

9.1.15 A circumstance or event has occurred that constitutes a Material Adverse Effect; or

9.1.16 [Reserved];

9.1.17 There occurs an event of default (or similar term or phrase) under any Permitted Excluded Subsidiary Financing; or

9.1.18 There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $250,000 (for clarity, the occurrence of an Early Termination Date under the MUFG Bank Swap Contracts is an Event of Default hereunder that is a Specified Event of Default subject to Section 16.2); or

9.1.19 A Lease Event of Default; or

9.1.20 The PPP Loan ceases to be eligible for forgiveness.

9.2 Remedies

.

9.2.1 If any Default or Event of Default has occurred and is continuing, then Agent may, with the prior written approval of Requisite Lenders, upon notice to Borrower from Agent, increase the rate of interest applicable to the Loans to the Default Rate effective as of the date of the initial Default. In addition, subject to Section 16.2, if any Event of Default shall have occurred and be continuing, Agent may (and upon prior written approval of Requisite Lenders shall), without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of an Event of Default specified in Sections 9.1.5, 9.1.6 or 9.1.7, the Obligations shall become immediately due and payable (and any obligation of Lenders to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.

9.2.2 In addition to all other rights and remedies of Agent or Lenders under this Agreement (except to the extent any such Collateral is subject to a lease (including any Lease) which provides for the quiet use and enjoyment of such Collateral by the Lessee thereunder), Borrower expressly agrees that, subject to Section 16.2, upon the occurrence of any Event of Default, Agent may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of such Agent by credit bid the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Borrower hereby releases. Such sales may be adjourned, or continued from time to time with or without notice.

9.2.3 Borrower further agrees, upon the occurrence of an Event of Default (subject to Section 16.2) and at Agent’s request (except to the extent any such Collateral is subject to a Lease which provides for the quiet use and enjoyment of such Collateral by the Lessee thereunder), to assemble the Collateral and make it available to Agent at places which Agent shall reasonably select. Until Agent is able to effect a sale, lease, or other disposition of the Collateral and except to the extent any such Collateral is subject to a Lease which provides for the quiet use and enjoyment of such Collateral by the Lessee thereunder, Agent shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Agent deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Agent shall have no obligation to Borrower to maintain or preserve the rights of Borrower as against third parties with respect to any Collateral while such Collateral is in the possession of Agent. Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Agent’s remedies with respect to such appointment without prior notice or hearing. To the maximum extent permitted by Applicable Law, Borrower waives all claims, damages, and demands against Agent, its Affiliates, Agent, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen out of the gross negligence or willful misconduct of such Person. Borrower agrees that ten (10) days’ prior notice by Agent to Borrower of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Agent is entitled.

9.2.4 Each of Agent’s and Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent and Lenders may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any Applicable Law, and all provisions of this Agreement are intended to be subject to any Applicable Law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid, unenforceable, in whole or in part.

9.3 Waivers by Borrower

. Except as otherwise provided for in this Agreement and to the fullest extent permitted by Applicable Law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevin, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

9.4 Proceeds

. The Proceeds of any sale, disposition or other realization upon any Collateral pursuant to the exercise of the remedies hereunder shall be applied by upon receipt as set forth in Section 2.11.

10. SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of Borrower, Lenders, Agent and their respective successors and assigns, except as otherwise provided herein or therein. Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior written consent of all of the Lenders, and any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of the all Lenders shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower and Lenders with respect to the transactions contemplated hereby and thereby, and there shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Subject to Section 12.8.5 of this Agreement, each Lender reserves the right at any time to create and sell a participation in any portion of the Loans and the Loan Documents and to sell, transfer or assign any or all of its rights in the Loans and under the Loan Documents.

11. DISPUTE RESOLUTION

11.1 Alternative Dispute Resolution Agreement

. If and to the extent that Section 12.15 is determined by a court of competent jurisdiction to be unenforceable or is otherwise not applied by any such court and that, notwithstanding parties’ intent to have New York law govern all such matters, California law applies to any controversy or claim between or among the parties, their agents and employees, arising under or in connection with (1) this Agreement or any of the other Loan Documents, (2) any negotiations, correspondence or communications relating to this Agreement or any of the other Loan Documents, whether or not incorporated herein or therein, or any indebtedness evidenced hereby or thereby, (3) the administration or management of this Agreement or any of the other Loan Documents or any indebtedness evidenced hereby or thereby, or (4) any alleged agreements, promises, representations or transactions in connection herewith or therewith, including any claim or controversy which arises out of or is based upon an alleged tort (“Dispute”), then such Dispute shall be subject to and resolved in accordance with the Alternative Dispute Resolution Agreement.

11.2 No Limitation on Remedies

. No provision of, or the exercise of any rights under, Section 11.1 shall limit the right of any party to the Alternative Dispute Resolution Agreement to exercise self-help remedies such as set-off, to foreclose against any Collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any mediation or arbitration.

11.3 Inconsistency

. In the event the Dispute becomes subject to the Alternative Dispute Resolution Agreement in accordance with Section 11.1 above, then to the extent any provision of the Alternative Dispute Resolution Agreement is inconsistent with the other terms of this Agreement, the terms of the Alternative Dispute Resolution Agreement shall prevail.

12. MISCELLANEOUS

12.1 Complete Agreement

. This Agreement and the other Loan Documents constitute the complete agreement among the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied).

12.2 Reimbursement and Expenses

. Borrower will promptly pay:

12.2.1 without regard for whether any Loans are made, all reasonable out-of-pocket expenses of Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Notes and the other Loan Documents, including all due diligence, all post-closing matters, syndication, and the transactions contemplated hereunder and thereunder and the making of the Loans, including, recording and filing fees, and the reasonable attorneys’ fees and disbursements of counsel for Agent;

12.2.2 all reasonable out-of-pocket expenses of Agent in connection with the administration or monitoring of the Loans, the Collateral, this Agreement and the other Loan Documents in accordance with the provisions thereof, the restructuring and refinancing of the transaction herein contemplated, and in connection with the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by Agent relating to this Agreement or the other Loan Documents, including, auditing costs and expenses with respect to the Collateral, the reasonable attorneys’ fees and expenses of counsel and the reasonable fees and expenses of Agent’s other professionals (including financial advisor);

12.2.3 all of Agent’s and Lender’s out-of-pocket costs and expenses of enforcement of and obtaining performance under this Agreement or the other Loan Documents, and of collection of the Obligations, in any arbitration, mediation, legal action or proceeding (including any case under the Bankruptcy Code or similar laws), which, in each case, shall include reasonable fees and expenses of counsel for Agent and each Lender;

12.2.4 all Charges levied on, or assessed, placed or made against any Collateral, the Notes or the other Loan Documents or the Obligations; and

12.2.5 [Reserved].

12.3 Indemnity

.

12.3.1 Borrower shall indemnify and hold each Indemnified Person harmless from and against any Claim which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended or not extended under this Agreement and the other Loan Documents or otherwise in connection with or arising out of the transactions contemplated hereunder or thereunder, including any Claim for Environmental Liabilities and Costs and legal costs and expenses of disputes between the parties to this Agreement; provided, that Borrower shall not be liable for indemnification of an Indemnified Person to the extent that (a) such Claim is brought by any Indemnified Person against Borrower and Borrower is the prevailing party thereunder or (b) any such Claim is finally determined by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED OR NOT EXTENDED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

12.3.2 In any suit, proceeding or action brought by Agent or any Lender relating to any item of Collateral or any amount owing hereunder, or to enforce any provision of any item of Collateral, Borrower shall save, indemnify and keep Agent and each Lender harmless from and against all expense, loss or damage suffered by reason of such action or any defense, setoff, or counterclaim asserted for any reason by the other party or parties to such litigation and however arising unless (a) such suit, proceeding or action is brought by Agent or any Lender against Borrower and Borrower is the prevailing party thereunder, or (b) any such suit, proceeding or action is finally determined by a court of competent jurisdiction to have resulted from Agent’s or any Lender’s gross negligence or willful misconduct. All obligations of Borrower with respect to any item of Collateral shall be and remain enforceable against, and only against, Borrower and shall not be enforceable against Agent or any Lender. This Section 12.3.2 shall survive the Termination Date.

12.4 No Waiver

. Neither Agent’s nor any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege under this Agreement, (a) shall waive, affect or diminish any right of such Agent or any Lender thereafter to demand strict compliance and performance therewith, or (b) shall operate as a waiver thereof. Any suspension or waiver of a Default, Event of Default, or other provision under the Loan Documents must be in writing signed by an authorized employee of Agent or any Lender to be effective and shall not suspend, waive or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy which Agent or any Lender would otherwise have had on any future occasion.

12.5 Severability; Drafting

. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of any Loan Document shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower and all rights of Agent and Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the reimbursement and expense provisions of Section 12.2, the indemnity provisions of Section 12.2.5, the governing law and venue provisions of Section 12.14 and the Alternative Dispute Resolution Agreement referred in Sections 11 and 12.15 shall all survive the Termination Date. In the event of a dispute between any of the parties hereto over the meaning of this Agreement, all parties shall be deemed to have been the drafter hereof, and any Applicable Law that states that contracts are construed against the drafter shall not apply.

12.6 Conflict of Terms

. Except as otherwise provided in any Loan Document by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any other Loan Document, the provision contained in this Agreement shall govern and control.

12.7 Notices

.

12.7.1 All notices and other communications under this Agreement and the other Loan Documents shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, first class mail, postage prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent out by facsimile or email transmission addressed to the party to which such notice is directed at its address determined as provided in this Section 12.7.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a) If to Borrower:

AeroCentury Corp.
Attn: Harold M. Lyons
           Christopher B. Tigno
1440 Chapin Avenue, Suite 310
Burlingame, CA 94010-4011
Telephone No.: (650) 340-XXXX
Facsimile No.: (650) 696-XXXX
Email: XXXX@aerocentury.com
           XXXX@aerocentury.com

(b) If to Agent:

MUFG Union Bank, N.A.
Special Assets Division
Attn: Christopher Petrocelli
          John Lilly
1221 Avenue of Americas, 7th Floor
New York, NY 10020

Email: XXXX@us.mufg.jp

       XXXX@us.mufg.jp

and:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111-4106
Attn: Juliette M. Ebert, Esq.
Telephone No.: (415) 434-XXXX
Facsimile No.: (415) 434-XXXX
Email: XXXX@sheppardmullin.com
            XXXX@sheppardmullin.com

12.7.2 Any party to this Agreement may change the address to which notices shall be directed under this Section 12.7.2 by giving two (2) Business Days’ written notice of such change to the other parties.

12.8 Binding Effect; Assignment

.

12.8.1 Subject to Section 10, this Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Agent, each of Lenders, and their respective successors and assigns. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

12.8.2 From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Term Loan Commitment; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by Agent, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to Agent as provided below; (iii) except in the case of an assignment (a) to an Affiliate of the assigning Lender or to another Lender or (b) of the entire remaining Term Loan Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share of the Term Loan Commitment that is equivalent to less than $5,000,000.00; (iv) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Business Days after the date Agent has received the Commitment Assignment and Acceptance; and (v) such Eligible Assignee shall execute an Alternative Dispute Resolution Agreement, in form and substance satisfactory to Agent. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Term Loan Commitment therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Note(s)) to such assignee Lender, Note(s) evidencing that assignee Lender’s Pro Rata Share of the Term Loan Commitment, and to the assigning Lender, Note(s) evidencing the Pro Rata Share retained by the assigning Lender.

12.8.3 By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Term Loan Commitment being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent Financial Statements delivered pursuant to Section 8 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes Agent to take such action and to exercise such powers under this Agreement as are delegated to Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

12.8.4 Agent shall maintain at Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of a non-refundable assignment fee of Three Thousand Five Hundred Dollars ($3,500.00) from such Lender or Eligible Assignee, Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule A giving effect thereto. Borrower, Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Term Loan Commitment listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Term Loan Commitment shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Term Loan Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Term Loan Commitment.

12.8.5 Each Lender may from time to time grant participations to one or more banks or other financial institutions (a “Participant”) in a portion of its Pro Rata Share of the Term Loan Commitment; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, (A) for the purposes of Section 12.2.5 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation and (B) for the purposes of Sections 2.17,  14.1 and 14.2 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2; provided, that, such participating bank (1) agrees to be subject to the provisions of Section 12.10 as if it were an assignee under Section 12.8.2, and (2) shall not be entitled to receive any greater payment under Sections 2.17, 14.1, and 14.2, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive; (iv) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Term Loan Commitment as it then exists or in the granting Lender’s Pro Rata Share of the Term Loan Commitment, so long as the amount of the participation interest is not affected thereby; and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders (in each case other than as specifically provided herein), (C) reduce the amount of any installment of principal due under the Notes, or (D) release any material Collateral from the Lien of the Collateral Documents (other than as specifically provided herein). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under any Loan Document (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Term Loan Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

12.9 Right of Setoff

. If an Event of Default has occurred and is continuing (subject to Section 16.2), Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other Applicable Law and, to the extent permitted by Applicable Law, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations. Each Lender agrees to notify the Borrower and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.10 Sharing of Setoffs

. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to Applicable Law: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 12.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 12.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

12.11 Section Titles

. The Section titles and Table of Contents contained in this Agreement and any other Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12 Counterparts

. This Agreement and each other Loan Document may be executed in any number of identical counterparts, which shall constitute an original and collectively and separately constitute a single instrument or agreement. The facsimile signature, e-signature or email (PDF) signature of any party executing such Loan Document shall be binding upon such party and may be relied upon by all other parties thereto. The parties hereto agree that this Agreement and any other Loan Document, any amendment or supplement thereto may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any party delivering an executed counterpart by electronic means shall thereafter also deliver to Agent a manually executed counterpart of such Loan Document, but failure to do so shall in no way affect the validity, enforceability, or binding effect of such Loan Document.

12.13 Time of the Essence

. Time is of the essence for payment and performance of the Obligations.

12.14 GOVERNING LAW; VENUE

. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND ANY CREDIT FACILITY LENDER PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT CREDIT FACILITY LENDERS AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT OR ANY CREDIT FACILITY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH AGENT OR CREDIT FACILITY LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 12.7.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE BORROWER’S ACTUAL RECEIPT THEREOF. TO THE EXTENT THE CHOICE OF LAW AND VENUE PROVISIONS IN ANY LOAN DOCUMENT ENTERED INTO AS OF THE CLOSING DATE IS INCONSISTENT WITH THIS PROVISION, SUCH LOAN DOCUMENT IS HEREBY MODIFIED TO THE EXTENT APPLICABLE BY INCORPORATING THIS PROVISION THEREIN.

12.15 WAIVER OF JURY TRIAL

. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY FOR ANY ACTION, SUIT, JUDICIAL REFERENCE, OR OTHER PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.16 Amendments; Consents

. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other party therefrom, may in any event be effective unless in writing signed by Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower, and, in the case of any amendment, modification or supplement to Section 13, signed by Agent, respectively), and then only in the specific instance and for the specific purpose given; and no amendment, modification, supplement, termination, waiver or consent may be effective:

12.16.1 to amend or modify the principal of, or the amount of principal (other than in accordance with Section 2.7 or on account of capitalizing the PIK Interest (which does not require Lender consent)), principal prepayments or the rate of interest payable on, any Note, or the amount of the Term Loan Commitment or the Pro Rata Share of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee, without the approval in writing of all the Lenders affected thereby (provided, however, that (i) only the consent of Requisite Lenders shall be necessary to (x) impose the Default Rate or to waive any obligation of Borrower to pay interest at such rate, (y) impose or waive the Late Fee in connection with a Strategic Alternative Event of Default and (z) extend the Forbearance Period);

12.16.2 to postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Term Loan Commitment, without the approval in writing of all the Lenders affected thereby;

12.16.3 to amend the provisions of the definition of “Maturity Date” and “Requisite Lenders”, without the approval in writing of all the Lenders;

12.16.4 to release any material Collateral (other than with respect to Aircraft 238 in accordance with Section 3.8) from the Lien of the Collateral Documents without the written approval of the Requisite Lenders in accordance with Section 3.7;

12.16.5 to release a Guarantor under any Guaranty (except with respect to a Subsidiary Guarantor that is subject to a merger or consolidation not prohibited under Section 7.6), without the written approval of all Lenders;

12.16.6 change Section 2.11.2 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

12.16.7 to amend or waive this Section 12.16 or any part thereof, without the approval of all the Lenders; or

12.16.8 to amend any provision of this Agreement that expressly requires the consent or approval of all or a specified portion of the Lenders, without the consent of all the Lenders.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.16 shall apply equally to, and shall be binding upon, all the Lenders and Agent. Notwithstanding the foregoing, the Agent and Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to affect administrative changes that are not adverse to any Lender, and such amendment shall become effective without further consent of any other party to such Loan Document other than the Agent and Borrower.

12.17 Foreign Lenders and Participants

. Each Foreign Lender shall deliver to Borrower (with a copy to Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 12.8.2, if applicable) two duly completed copies, signed by an authorized officer, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form W-8BEN (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and Agent that no withholding under the federal income Tax laws is required with respect to such Foreign Lender. Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to Borrower (with a copy to Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Agent of any available exemption from, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re designation of its LIBOR lending office, if any) to avoid any requirement of Applicable Law that Borrower make any deduction or withholding for Taxes from amounts payable to such Foreign Lender. In the event that Borrower or Agent become aware that a participation has been granted pursuant to Section 12.8.5 to a financial institution that is a Foreign Lender, then, upon request made by Borrower or Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and Agent as would be required under this Section if such financial institution were a Lender.

12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions

. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

12.19 Disclaimer of Fiduciary Obligations

. In connection with all aspects of the transactions contemplated hereby (including in connections with any amendment, or waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its understanding, that: (i) the services regarding this Agreement provided by the Lenders are arm's length commercial transactions between the Borrower, on the one hand, and the Lenders, on the other hand, and (ii) each Lender is and has been acting solely as a principal and, except expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a fiduciary for the Borrower.

12.20 Electronic Transmissions.

(a) Each of Borrower, the Agent, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to and this Section 12.20, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Borrower, the Agent and the Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” None of the Agent or any of its Affiliates, nor the Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates, or the Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrower and its Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13. AGENT

13.1 Appointment and Authorization and Delegation of Duties

. Subject to Section 12.8.2, each of the Lenders and Swap Contract Counterparty(ies) with respect to Lender Hedging Obligations hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof or are reasonably incidental, as determined by Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of Agent as trustee for any Lender or as representative of any Lender for any other purpose. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant or any Swap Contract Counterparty with respect to Lender Hedging Obligations, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "Agent" or “Administrative Agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.2 Lenders’ Credit Decisions

. Each Lender agrees that it has, independently and without reliance upon Agent, any other Lender or the directors, officers, Agent, employees or attorneys of the foregoing parties, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon Agent, any other Lender or the directors, officers, Agent, employees or attorneys of the foregoing parties, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

13.3 Agent and Affiliates

. MUFG Union Bank, N.A. (and each successor Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” includes MUFG Union Bank, N.A. in its individual capacity. MUFG Union Bank, N.A. (and each successor Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any Affiliate of Borrower, as if it were not Agent and without any duty to account therefor to Lenders. MUFG Union Bank, N.A. (and each successor Agent) need not account to any other Lender for any monies received by it in its capacity as a Lender hereunder. Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent.

13.4 Proportionate Interest in any Collateral

. Agent, on behalf of Lenders (and Swap Contract Counterparties with respect to Lender Hedging Obligations), shall hold in accordance with the Loan Documents all items of any Collateral or interests therein to be received or held by Agent. Subject to Agent’s and Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by Agent or a Lender) and subject to the application of payments in accordance with Section 9.4, each Lender (and Swap Contract Counterparty with respect to Lender Hedging Obligations) shall have an interest in such collateral or interests therein in the same proportion that the aggregate obligations owed such Lender (and such Swap Contract Counterparty with respect to Lender Hedging Obligations), under the Loan Documents and/or Lender Hedging Obligations, as applicable, bears to the aggregate obligations owed under the Loan Documents and all Lender Hedging Obligations, without priority or preference among Lenders (and Swap Contract Counterparties with respect to Lender Hedging Obligations).

13.5 Action by Agent

.

13.5.1 Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until such notice describing the same is given to Agent in writing by Borrower or a Lender.

13.5.2 Agent has only those obligations under the Loan Documents as are expressly set forth herein and therein, and its duties hereunder and thereunder shall be administrative in nature.

13.5.3 Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise, as directed in written instructions by the Requisite Lenders (or all the Lenders, to the extent required by Section 12.16); and those instructions shall be binding upon Agent and all Lenders, provided that Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law (including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law) or would result, in the reasonable judgment of Agent, in substantial risk of liability to Agent.

13.5.4 If Agent has received a notice specified in Section 13.5.1, Agent shall promptly give notice thereof to Lenders and shall, subject to Section 13.5.3, act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 12.16), except that if the Requisite Lenders fail, for five (5) Business Days after the receipt of notice from Agent, to instruct Agent, then Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of Lenders.

13.5.5 Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders, notwithstanding any other provision hereof.

13.6 Liability of Agent

. Neither Agent nor any of its directors, officers, Agent, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, Agent and its directors, officers, Agent, employees and attorneys:

13.6.1 May treat the payee of any Note as the holder thereof until Agent receives notice of the assignment or transfer thereof, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until Agent receives notice of the assignment or transfer thereof, signed by that Lender;

13.6.2 May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts selected by it with reasonable care;

13.6.3 Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents except for those expressly made by it;

13.6.4 Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrower;

13.6.5 Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

13.6.6 Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties; and

13.6.7 Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Borrower or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Loans and other amounts; provided that, promptly upon discovery of such an error in computation, the Agent, the Lenders and (to the extent applicable) and the Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

13.7 Indemnification

. Each Lender shall, ratably in accordance with its Pro Rata Share of the Term Loan Commitment (if the Term Loan Commitment is then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Term Loan Commitment has then been terminated), indemnify and hold Agent and its directors, officers, Agent, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse Agent upon demand for that Lender’s Pro Rata Share of any out of pocket cost or expense incurred by Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other party is required by Section 12.2 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 13.7 shall entitle Agent or any indemnitee referred to above to recover any amount from Lenders if and to the extent that such amount has theretofore been recovered from Borrower. To the extent that Agent or any indemnitee referred to above is later reimbursed such amount by Borrower, it shall return the amounts paid to it by Lenders in respect of such amount.

13.8 Successor Agent

. Agent may, and at the request of the Requisite Lenders shall, resign as Agent upon reasonable notice to Lenders and Borrower effective upon acceptance of appointment by a successor Agent. If Agent shall resign as Agent under this Agreement, the Requisite Lenders shall appoint from among Lenders a successor Agent for Lenders, which successor Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed); provided that in no event shall any successor Agent be a Defaulting Lender. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor Agent from among Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13, and Section 12.2.5, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Notwithstanding the foregoing, if (a) Agent has not been paid those fees referenced in Section 2.4.1 or has not been reimbursed for any expense reimbursable to it under Sections 12.2 or 12.2.5, in either case for a period of at least one (1) year and (b) no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above.

13.9 Collateral Matters

. (a) Each Lender hereby irrevocably authorizes and directs the Agent to enter into the Loan Documents for the benefit of such Lender. The Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Loan Documents. Each Lender (and Swap Contract Counterparty with respect to Lender Hedging Obligations) hereby irrevocably authorizes the Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Term Loan Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted or provided for hereunder (including under Section 3.7) or under any other Loan Document, (iii) subject to Section 12.16, if approved, authorized or ratified in writing by the Requisite Lenders, (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default or (v) to the extent such property constitutes Excluded Asset; and

(ii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by the Agent at any time, each Lender will confirm in writing the Agent's authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 13.9.

(a) Subject to (ii) above, the Agent shall (and is hereby irrevocably authorized by each Lender), to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to the Agent for the benefit of the Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(b) The Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by the Borrower any other Person or is cared for, protected or insured or that the Liens granted to the Agent herein or in any of the Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.9 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders.

(c) Each Lender hereby appoints each other Lender as the Agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.

13.10 Agent May File Proofs of Claim

. In the case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to Borrower or any Subsidiary, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for compensation, expenses, disbursements and advances of the Lender and Agent and their respective agents and counsel and all other amounts due the Lender and Agent under Section 12.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for compensation, expenses, disbursements and advances of Agent and its agents and counsel and any other amounts due the Administrative Agent under Section 12.2.

13.11 No Obligations of Borrower

. Nothing contained in this Section 13 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by Agent of its obligations to Lenders under any provision of this Agreement, and Borrower shall have no liability to Agent or any of Lenders in respect of any failure by Agent or any Lender to perform any of its obligations to Agent or Lenders under this Agreement.

14. COMMITMENT COSTS AND RELATED MATTERS.

14.1 [Reserved]

.

14.2 Capital Adequacy

. If, after the date hereof, any Lender (or any Affiliate of any Lender) shall have reasonably determined that the adoption of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy or liquidity requirements of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Affiliate of any Lender) with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender (or any Affiliate of Lender) as a consequence of any of such Lender’s obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration the policies of any Lender (or Affiliate of any Lender) with respect to capital or liquidity adequacy immediately before such adoption, change or compliance and assuming that the capital of such Lender (or Affiliate of such Lender) was fully utilized prior to such adoption, change or compliance), then, upon demand by such Lender, Borrower shall immediately pay to such lender such additional amounts as shall be sufficient to compensate such lender for any such reduction actually suffered; provided, that there shall be no duplication of amounts paid to any Lender pursuant to this sentence and Section 14.1. For purposes of this Section 14.2, a change in Applicable Law, governmental rule, regulation or order shall include, without limitation, (x) any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Closing Date and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III. Such Lender’s determination of the amount to be paid to such lender by Borrower as a result of any event referred to in this Section 14.2 shall, absent manifest error, be deemed final, binding and conclusive upon Borrower.

14.3 Federal Reserve System/Wire Transfers

. The obligation of any Lender to make any loan by wire transfer to Borrower or any other Person shall be subject to all Applicable Law, including the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk as in effect from time to time. Borrower acknowledges that such laws, regulations and policy may delay the transmission of any funds to Borrower.

14.4 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate

. In the event (i) any Lender requests compensation pursuant to Section 14.1 or 14.2, above, (ii) any Lender delivers a notice described in Section 14.1 or 14.2, above, (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by any Borrower and which amendment, waiver or other modification is required under this Agreement for such amendment, waiver or other modification, or (iv) any Lender defaults in its obligations to make Loans or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the assignment fee referred to in Section 12.8.2), upon notice to such Lender and Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.8.2), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, affected by such assignment plus all fees and other amounts accrued for the account of such Lender hereunder; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation or notice, as referred to above in (i) and (ii) of this Section 14.4, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 14.1 or 14.2, above, or cease to result in amounts being payable under Section 14.1 or 14.2, as the case may be, or if such Lender shall waive its right to claim or notice under Section 14.1 or 14.2, as applicable in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Commitment Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this paragraph. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

14.5 Acknowledgement Regarding Any Supported QFCs

. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.5.1 In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.5.2 As used in this Section 14.5, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

15. AMENDMENT AND RESTATEMENT

15.1 Amendment and Restatement of Existing Credit Agreement

. On and as of the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) as in effect prior to the Closing Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each reference to the “Credit Agreement” or “Loan Agreement” in any Loan Document shall be deemed to be a reference to the Existing Credit Agreement as amended and restated hereby.

15.2 Continuing Obligations

. All of the “Obligations” (as defined in the Existing Credit Agreement, the “Existing Obligations”) outstanding under the Existing Credit Agreement and other “Loan Documents” (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) shall continue as Obligations hereunder to the extent not repaid on the Closing Date, and each of this Agreement and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the indebtedness, liabilities and Existing Obligations of Borrower under the Existing Credit Agreement or any Existing Loan Document, and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Existing Loan Documents or any obligations thereunder. All security interests, pledges, assignments and other Liens and Guaranties previously granted pursuant to the Existing Loan Documents are hereby renewed and continued (except to the extent otherwise set forth in this Agreement and the other Loan Documents (as defined herein), and all such security interests, pledges, assignments and other Liens and Guaranties shall remain in full force and effect as security for the Obligations in the manner set forth in this Agreement and the other Loan Documents.

15.3 Calculations

. Amounts in respect of interest, fees and other amounts payable to or for the account of Agent and the Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date. ..

16. FORBEARANCE; GENERAL RELEASE

16.1 Acknowledgement

.

16.1.1 Borrower hereby acknowledges and agrees that, (i) as of the date hereof, the Obligations include the amounts described in Recital F, which constitute valid and subsisting Obligations of Borrower owed to Agent and the Lenders not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind; (ii) as a result of the Specified Events of Default, neither Agent nor any Lender has any obligation whatsoever to make any financial accommodation to Borrower, including entering into this Agreement; (iii) Borrower received proper and adequate notice of the Specified Events of Default under the Existing Credit Agreement and the other Loan Documents pursuant to the Reservation of Rights Letters; and (iv) other than the Specified Events of Default, no Default or Event of Default has occurred and continues to exist as of the Closing Date.

16.1.2 Borrower hereby ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens granted to secure the Obligations by Borrower to Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to Borrower is a party. Borrower acknowledges and agrees that all such Liens granted by Borrower continue to secure the Obligations notwithstanding the occurrence of the Closing Date.

16.2 Forbearance

.

16.2.1 Forbearance Period. Subject to the terms and conditions of this Section 16, Agent and the Lenders hereby agree to forbear from taking any Enforcement Actions as a result of the occurrence of the Specified Events of Default during the period from and including the Closing Date until the earliest to occur of any of the following events (each such event, a “Forbearance Termination Event”; the date of such occurrence (with such date under clause (a) of this Section 16.2.1 as may be extended as provided in Section 16.2.3, the “Forbearance Termination Date”; and such period, the “Forbearance Period”):

(a) 11:59 p.m. (Eastern Time) on May 10, 2020;

(b) the occurrence of a Default or Event of Default that is not a Specified Event of Default;

(c) the occurrence of an event of default (or similar term or phrase) under any Permitted Excluded Subsidiary Financing that is not a NordLB Specified Event of Default; and

(d) the commencement against Borrower, any Subsidiary of Borrower (including a Restricted Subsidiary), Agent or any Lender of any litigation or other exercise of any rights or remedies based on an event of default (or similar term) under the Excluded Subsidiary Facility by or on behalf of NordLB.

16.2.2 Limited Effect of Forbearance. Notwithstanding the foregoing, Borrower acknowledges and agrees that the temporary forbearance granted by Agent and the Lenders pursuant to Section 16.2 shall not constitute, and shall not be deemed to constitute, a waiver of the Specified Events of Default or of any other Default or Event of Default under the Loan Documents or a waiver of any of the rights and remedies provided thereunder, under law, at equity or otherwise (except as otherwise expressly provided in Section 16.2.1).

16.2.3 Extension of Forbearance. If a Forbearance Termination Event has not occurred prior to 11:59 p.m. (Eastern Time) on May 10, 2020, the Forbearance Period shall initially extend without further Lender consent or documentation to the earlier of (i) 11:59 p.m. (Eastern Time) on July 1, 2020 and (ii) the occurrence of a Forbearance Termination Event. If a Forbearance Termination Event has not occurred prior to 11:59 p.m. (Eastern Time) on July 1, 2020, the Forbearance Period shall further extend without further Lender consent or documentation to the earlier of (i) 11:59 p.m. (Eastern Time) on August 15, 2020 and (ii) the occurrence of a Forbearance Termination Event.

16.2.4 Termination of Forbearance. On and after the Forbearance Termination Date, Agent's and the Lenders' agreement under Section 16.2 to forbear shall terminate automatically without the requirement of any demand, presentment, protest, notice or further act or action by Agent or the Lenders. Borrower expressly acknowledges and agrees that the effect of such termination will be to permit Agent and the Lenders to demand that the Obligations be paid in full and to exercise any and all other rights and remedies available to them under the Loan Documents and this Agreement, at law, in equity, or otherwise without any further lapse of time, expiration of applicable grace periods, or (except as otherwise required under provisions of applicable law that cannot be waived) requirements of notice to Borrower, all of which are expressly waived by Borrower.

16.3 General Release

. Borrower, on behalf of itself and on behalf of its Subsidiaries, successors, assigns, legal representatives and financial advisors (collectively, the “Releasing Parties”), hereby releases, acquits and forever discharges Agent, the Lenders and each of their respective past and present directors, officers, employees, agents, attorneys, affiliates, predecessors, successors, administrators and assigns (the “Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever heretofore or hereafter arising from any events or occurrences, or anything done, omitted to be done, or allowed to be done by any of the Released Parties, on or before the date of execution of this Agreement, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including, without limitation, any of the same arising from or related to anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way connected with this Agreement or any of the Loan Documents, any other credit facilities provided or not provided, any advances made or not made, or any past or present deposit or other accounts of any Releasing Party with any Released Party and the handling of the same by any Released Party, including, without limitation, the manner and timing in which items were deposited or credited thereto or funds transferred therefrom or made available to any of the Releasing Parties, the honoring or returning of any checks drawn on any account, and any other dealings between the Releasing Parties and the Released Parties (the “Released Matters”). Releasing Parties each further agree never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the Released Matters. In furtherance of this general release, Releasing Parties each acknowledge and waive the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Releasing Parties each agree that this waiver and release is an essential and material of this Agreement, and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages to or of any Releasing Parties in connection with the Released Matters. Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

AEROCENTURY CORP.,
a Delaware corporation

By:
/s/ Frank Pegueros
Name:
Frank Pegueros
Title:
Senior Vice President - Operations

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ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER AND LENDER:

MUFG UNION BANK, N.A.

By:
/s/ John Lilly
Name:
John Lilly
Title:
Director

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SYNDICATION AGENT AND LENDER:

UMPQUA BANK

By:
/s/Stephen Barkley_____________
Name:
Stephen Barkley
Title:
SVP and Regional Credit Director

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CO-DOCUMENTATION AGENT AND LENDER:

ZIONS BANCORPORATION, N.A. (fka ZB, N.A.) dba CALIFORNIA BANK AND TRUST

By:
/s/ Grant Hill
Name:
Grant Hill
Title:
Vice President

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CO-DOCUMENTATION AGENT AND LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:
/s/ Mike Warren
Name:
Mike Warren
Title:
Senior Vice President

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 LENDER:

COLUMBIA STATE BANK

By:
/s/  Katriana Samiljan
Name:
Katriana Samiljan
Title:
VP, Special Credits Officer

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Schedule A

Term Loan Commitment

Lender	Commitment as of April 1, 20201	Pro Rata Share
MUFG Union Bank, N.A.	$21,310,679.11	25.5172413793%
Umpqua Bank	$20,158,750.56	24.1379310345%
Zions Bancorporation, N.A. (fka ZB, N.A.) dba California Bank & Trust	$17,278,929.05	20.6896551724%
U.S. Bank National Association	$16,127,000.43	19.3103448276%
Columbia State Bank	$8,639,464.49	10.3448275862%
TOTAL:	$83,514,823.64	100.0000000000%

1 The amounts do not include capitalized interest for April 2020 to be added to the principal on May 1, 2020.
Schedule A — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1a

[Reserved]

Schedule 1.1a — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1b

Eligible Leases

Schedule 1.1b — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1c

Equipment

Schedule 1.1c — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1d

Excluded Assets

Schedule 1.1d — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1e

Material Contracts

Schedule 1.1e — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1f

Permitted Indebtedness

See Schedule 7.13

Schedule 1.1f — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1g

Liens of Record

Schedule 1.1g — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 1.1h

Schedule of Documents

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Schedule 1.1i

[Reserved]

Schedule 1.1i — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.2

Executive Offices; Corporate or Other Names; Conduct of Business

Schedule 5.2 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.7

No Other Liabilities; No Material Adverse Changes

Schedule 5.7 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.9

Trade Names

Schedule 5.9 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.10

Litigation

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Schedule 5.17

Hazardous Materials

Schedule 5.17 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.19

Insurances

Schedule 5.19 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.22

Depreciation Policies

Schedule 5.22 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 5.28

Deposit Accounts

Schedule 5.28 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 6.4

Insurance as of the Closing Date

See Schedule 5.19

Schedule 6.4 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 7.13

Indebtedness and Guaranteed Indebtedness Existing on the Closing Date

Schedule 7.13 — Page 1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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Schedule 7.19

Investments Existing as of the Closing Date

Schedule 7.19 — Page 1
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Schedule 8.3

Form of Maintenance Expense Report

Schedule 8.3 — Page 1
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Schedule 8.9

Form of Bid Summary Report

Schedule 8.9 — Page 1
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EXHIBIT A

A-1
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EXHIBIT B

[Reserved]

B-1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT C

Form of Compliance Certificate

C-2	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT C

COMPLIANCE CERTIFICATE

C-2	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT D

Form of Commitment Assignment and Acceptance

D-2	Form of Commitment Acceptance & Assignment
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EXHIBIT D

Form of Commitment Assignment and Acceptance

COMMITMENT ASSIGNMENT AND ACCEPTANCE AGREEMENT

D-2	Form of Commitment Acceptance & Assignment
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EXHIBIT E

[Reserved]

E-1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT F

[Reserved]

F-1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT G

[Reserved]

G-1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT H

[Reserved]

H-1	AeroCentury – Fourth Amended and Restated Loan and Security Agreement
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EXHIBIT I

Form of Placard

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